                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              SYMANTEC CORPORATION

                            APACHE ACQUISITION CORP.

                                      AND

                            AXENT TECHNOLOGIES, INC.

                           DATED AS OF JULY 26, 2000

                               TABLE OF CONTENTS

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                                                              PAGE
                                                              ----
ARTICLE I -- THE MERGER.....................................    1
     1.1   The Merger.......................................    1
     1.2   Closing; Effective Time..........................    1
     1.3   Effects of the Merger............................    1
     1.4   Certificate of Incorporation; Bylaws.............    1
     1.5   Directors and Officers of the Surviving
      Corporation...........................................    2

ARTICLE II -- CONVERSION OF SHARES..........................    2
     2.1   Conversion of Stock..............................    2
     2.2   AXENT Options; AXENT Purchase Plan...............    3
     2.3   Exchange of Stock Certificates...................    3
     2.4   Lost, Stolen or Destroyed Certificates...........    4
     2.5   Tax Consequences.................................    4

ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF AXENT......    5
     3.1   Organization, Etc................................    5
     3.2   Authority Relative to This Agreement.............    5
     3.3   No Violations, Etc...............................    6
     3.4   Board Recommendation; State Takeover Statutes....    6
     3.5   Fairness Opinion.................................    6
     3.6   Capitalization...................................    7
     3.7   SEC Filings......................................    7
     3.8   Financial Statements.............................    7
     3.9   Absence of Undisclosed Liabilities...............    8
     3.10  Absence of Changes or Events.....................    8
     3.11  Capital Stock of Subsidiaries....................    8
     3.12  Litigation.......................................    9
     3.13  Insurance........................................    9
     3.14  Contracts and Commitments........................    9
     3.15  Labor Matters; Employment and Labor Contracts....   10
     3.16  Compliance with Laws.............................   11
     3.17  Intellectual Property Rights.....................   11
     3.18  Taxes............................................   12
     3.19  Employee Benefit Plans; ERISA....................   13
     3.20  Environmental Matters............................   15
     3.21  Officer's Certificate as to Tax Matters..........   17
     3.22  Affiliates.......................................   17
     3.23  Finders or Brokers...............................   17
     3.24  Registration Statement; Joint Proxy
      Statement/Prospectus..................................   17
     3.25  [Intentionally Omitted]..........................   18
     3.26  Title to Property................................   18
     3.27  Year 2000 Compliance.............................   18
     3.28  No Existing Discussions..........................   18

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ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF SYMANTEC AND
MERGER SUB..................................................   18
     4.1   Organization, Etc................................   18
     4.2   Authority Relative to This Agreement.............   19
     4.3   No Violations, Etc...............................   19
     4.4   Capitalization...................................   20
     4.5   Registration Statement; Joint Proxy
      Statement/Prospectus..................................   20
     4.6   SEC Filings......................................   20
     4.7   Compliance with Laws.............................   20
     4.8   Financial Statements.............................   21
     4.9   Absence of Undisclosed Liabilities...............   21
     4.10  Absence of Changes or Events.....................   21
     4.11  Litigation.......................................   21
     4.12  Fairness Opinion.................................   22
     4.13  [Intentionally Omitted]..........................   22
     4.14  [Intentionally Omitted]..........................   22
     4.15  Officer's Certificate as to Tax Matters..........   22
     4.16  Taxes............................................   22
     4.17  Intellectual Property............................   22
     4.18  Year 2000 Compliance.............................   23

ARTICLE V -- COVENANTS......................................   23
     5.1   Conduct of Business During Interim Period........   23
     5.2   No Solicitation..................................   24
     5.3   Access to Information............................   25
     5.4   Special Meetings; Registration Statement; Board
      Recommendations.......................................   25
     5.5   Commercially Reasonable Efforts..................   28
     5.6   Public Announcements.............................   28
     5.7   Notification of Certain Matters..................   28
     5.8   Indemnification..................................   28
     5.9   [Intentionally Omitted]..........................   30
     5.10  AXENT Affiliate Agreements.......................   30
     5.11  Nasdaq Listing...................................   30
     5.12  Resignation of Directors and Officers............   30
     5.13  Consents of Symantec's and AXENT's Accountants...   30
     5.14  Form S-8.........................................   30
     5.15  Notification of Certain Matters..................   30
     5.16  SEC Filings......................................   30
     5.17  Employee Benefit Matters.........................   31
     5.18  Certain Matters..................................   31

ARTICLE VI -- CONDITIONS TO THE OBLIGATIONS OF EACH PARTY...   32
     6.1   Registration Statement...........................   32
     6.2   AXENT Stockholder Approval.......................   32
     6.3   Symantec Stockholder Approval....................   32
     6.4   Listing of Additional Shares.....................   32
     6.5   Governmental Clearances..........................   32

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     6.6   Tax Matters......................................   32
     6.7   Statute or Decree................................   32

ARTICLE VII -- CONDITIONS TO THE OBLIGATIONS OF AXENT AND
SYMANTEC....................................................   33
     7.1   Additional Conditions to the Obligations of
      AXENT.................................................   33
     7.2   Additional Conditions to the Obligations of
      Symantec and Merger Sub...............................   33

ARTICLE VIII -- TERMINATION.................................   33
     8.1   Termination......................................   33
     8.2   Notice of Termination; Effect of Termination.....   35
     8.3   Fees and Expenses................................   35
     8.4   Amendment........................................   36
     8.5   Extension; Waiver................................   36

ARTICLE IX -- MISCELLANEOUS.................................   36
     9.1   Amendment and Modification.......................   36
     9.2   Waiver of Compliance; Consents...................   36
     9.3   Survival; Investigations.........................   36
     9.4   Notices..........................................   36
     9.5   Assignment; Third Party Beneficiaries............   37
     9.6   Governing Law....................................   37
     9.7   Waiver of Jury Trial.............................   37
     9.8   Counterparts.....................................   37
     9.9   Severability.....................................   38
     9.10  Interpretation...................................   38
     9.11  Entire Agreement.................................   38
     9.12  Definition of "law"..............................   38
     9.13  Rules of Construction............................   38

Exhibits

     Exhibit A -- Certificate of Merger
     Exhibit B -- Form of Restated Certificate of Incorporation of Surviving
                  Corporation
     Exhibit C -- Form of AXENT Affiliate Agreement

                             INDEX OF DEFINED TERMS

"Acquisition Proposal"...................................... Section 5.2(a)
"Acquisition Transaction"................................... Section 5.2(a)
"Action".................................................... Section 3.12(a)
"Affiliates"................................................ Section 3.22
"Agreement"................................................. Preamble
"Antitrust Division"........................................ Section 5.5(a)
"AXENT"..................................................... Preamble
"AXENT Acquisition"......................................... Section 8.3(b)
"AXENT Affiliate Agreement"................................. Section 5.10
"AXENT Balance Sheet"....................................... Section 3.8
"AXENT Certificate"......................................... Section 2.3(c)
"AXENT Common Stock"........................................ Recitals
"AXENT Contract"............................................ Section 3.14(b)
"AXENT Disclosure Statement"................................ Article III
"AXENT Financial Statements"................................ Section 3.8
"AXENT IP Rights"........................................... Section 3.17(a)
"AXENT Material Adverse Effect"............................. Section 3.1(a)
"AXENT Options"............................................. Section 2.2(a)
"AXENT Preferred Stock"..................................... Section 3.6(a)
"AXENT Purchase Plan"....................................... Section 2.2(b)
"AXENT SEC Reports"......................................... Section 3.7(a)
"AXENT Special Meeting"..................................... Section 5.4(a)
"AXENT Stock Plans"......................................... Section 2.2(a)
"AXENT Triggering Event".................................... Section 8.1(i)
"CERCLA".................................................... Section 3.20(a)(iii)
"Certificate of Merger"..................................... Section 1.2
"Closing"................................................... Section 1.2
"Closing Date".............................................. Section 1.2
"COBRA"..................................................... Section 3.15(b)
"Code"...................................................... Recitals
"Confidentiality Agreement"................................. Section 5.3
"Contractor"................................................ Section 3.20(a)(i)
"Delaware Law".............................................. Section 1.1
"Effective Time"............................................ Section 1.2
"Employee Benefit Plans".................................... Section 3.19(a)
"End Date".................................................. Section 8.1(b)
"Environment"............................................... Section 3.20(a)(ii)
"Environmental Law"......................................... Section 3.20(a)(iii)
"Environmental Permit"...................................... Section 3.20(a)(iv)
"ERISA"..................................................... Section 3.19(a)
"ERISA Affiliate"........................................... Section 3.19(a)
"Exchange Act".............................................. Section 3.3
"Exchange Agent"............................................ Section 2.3(a)
"Exchange Multiple"......................................... Section 2.1(g)
"Exchange Quotient"......................................... Section 2.1(g)
"Exchange Ratio"............................................ Section 2.1(a)
"Foreign Plan".............................................. Section 3.19(n)

"FTC"....................................................... Section 5.5(a)
"GAAP"...................................................... Section 3.8
"Government Entity"......................................... Section 3.3
"group health plan"......................................... Section 3.19(k)
"Hazardous Material"........................................ Section 3.20(a)(v)
"Holder".................................................... Section 2.3(c)
"HSR Act"................................................... Section 3.3
"Indemnified Parties"....................................... Section 5.8(a)
"IRS"....................................................... Section 3.19(d)
"Joint Proxy Statement/Prospectus".......................... Section 3.24
"law"....................................................... Section 9.11
"Merger".................................................... Recitals
"Merger Sub"................................................ Preamble
"Merger Sub Common Stock"................................... Section 2.1(d)
"Nasdaq".................................................... Section 2.1(f)
"Notice of Superior Offer".................................. Section 5.4(e)
"Pension Plans"............................................. Section 3.19(a)
"Person".................................................... Section 2.1(g)
"Potential Acquiror"........................................ Section 5.2(a)
"Real Property"............................................. Section 3.20(b)(iv)
"Reference Date"............................................ Section 3.8
"Registration Statement".................................... Section 3.24
"SEC"....................................................... Section 3.7
"Securities Act"............................................ Section 3.7
"Subsidiary"................................................ Section 2.1(g)
"Superior Offer"............................................ Section 5.4(e)
"Surviving Corporation"..................................... Section 1.1
"Symantec".................................................. Preamble
"Symantec Balance Sheet".................................... Section 4.8
"Symantec Certificates"..................................... Section 2.1(b)
"Symantec Closing Value".................................... Section 2.1(f)
"Symantec Common Stock"..................................... Recitals
"Symantec Disclosure Statement"............................. Article IV
"Symantec Exchange Options"................................. Section 2.2(a)
"Symantec Financial Statements"............................. Section 4.8
"Symantec IP Rights"........................................ Section 4.17
"Symantec Material Adverse Effect".......................... Section 4.1
"Symantec Purchase Plan".................................... Section 2.2(b)
"Symantec SEC Reports"...................................... Section 4.6(a)
"Symantec Special Meeting".................................. Section 5.4(b)
"Symantec Subsidiaries"..................................... Section 4.1
"Tax" or "Taxes"............................................ Section 3.18(a)
"Tax Return"................................................ Section 3.18(b)
"Termination Fee"........................................... Section 8.3(b)
"Welfare Plans"............................................. Section 3.19(a)
"Year 2000 Compliant"....................................... Section 3.27

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of July 26, 2000 by and among Symantec Corporation, a Delaware corporation ("Symantec"), Apache Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Symantec ("Merger Sub"), and AXENT Technologies, Inc., a Delaware corporation ("AXENT"), with respect to the following facts:

          A. The respective boards of directors of Symantec, Merger Sub and AXENT have approved and declared advisable the merger of Merger Sub with and into AXENT (the "Merger"), upon the terms and subject to the conditions set forth herein, and have determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, their respective stockholders.

          B. Pursuant to the Merger, among other things, the outstanding shares of AXENT Common Stock, $0.02 par value ("AXENT Common Stock"), will be converted into the right to receive shares of Symantec Common Stock, $0.01 par value ("Symantec Common Stock"), at the rate set forth herein.

          C. For United States federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

          D. For financial accounting purposes, it is intended that the Merger will be accounted for under the purchase method.

     The parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware General Corporation Law (the "Delaware Law"),
(i) Merger Sub shall be merged with and into AXENT, (ii) the separate corporate existence of Merger Sub shall cease, and (iii) AXENT shall be the surviving corporation. AXENT, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Closing; Effective Time. The closing of the Merger and the other transactions contemplated hereby (the "Closing") will take place at 8:00 a.m., local time, on a date to be specified by the parties (the "Closing Date"), which shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Articles VI and VII, unless another time or date is agreed to by the parties hereto. The Closing shall take place at the offices of Heller Ehrman White & McAuliffe LLP, 525 University Avenue, Palo Alto, California, or at such other location as the parties hereto shall mutually agree. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger substantially in the form of Exhibit A (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing, or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger, being the "Effective Time").

     1.3 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of AXENT and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of AXENT and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  Certificate of Incorporation; Bylaws.

     (a) Subject to Section 5.8, from and after the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to read substantially as set forth in Exhibit B attached hereto.

     (b) Subject to Section 5.8, from and after the Effective Time the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

     1.5 Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall serve as the initial directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

                              CONVERSION OF SHARES

     2.1 Conversion of Stock. Pursuant to the Merger, and without any action on the part of the holders of any outstanding shares of capital stock or securities of AXENT or Merger Sub:

          (a) As of the Effective Time, each share of AXENT Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of AXENT Common Stock to be canceled pursuant to Section 2.1(c)) shall be automatically converted into 0.50 (the "Exchange Ratio") of a fully paid and nonassessable share of Symantec Common Stock.

          (b) As of the Effective Time, each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of AXENT Common Stock shall cease to have any rights with respect thereto, except the right to receive (i) a certificate (or, at the Holder's request, direct registration) representing the number of whole shares of Symantec Common Stock into which such shares have been converted (the "Symantec Certificates"), and (ii) cash in lieu of fractional shares of Symantec Common Stock in accordance with Section 2.1(f), without interest.

          (c) As of the Effective Time, each share of AXENT Common Stock held of record immediately prior to the Effective Time by AXENT, Merger Sub, Symantec or any Subsidiary (as defined in Section 2.1(g)) of Symantec shall be canceled and extinguished without any conversion thereof.

          (d) As of the Effective Time, each share of Common Stock, $0.001 par value, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be canceled, extinguished and automatically converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value, of the Surviving Corporation. Each certificate evidencing ownership of a number of shares of Merger Sub Common Stock shall be deemed to evidence ownership of the same number of shares of Common Stock, $0.001, of the Surviving Corporation.

          (e) Without limiting any other provision of this Agreement, the Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Symantec Common Stock or AXENT Common Stock), extraordinary dividend or distribution, reorganization, reclassification, recapitalization or other like change with respect to Symantec Common Stock or AXENT Common Stock occurring or having a record date or an effective date on or after the date hereof and prior to the Effective Time.

          (f) No fraction of a share of Symantec Common Stock will be issued by virtue of the Merger. Instead, each holder of shares of AXENT Common Stock who would otherwise be entitled to a fraction of a share of Symantec Common Stock (after aggregating all fractional shares of Symantec Common Stock to be received by such holder) shall receive from Symantec an amount of cash (rounded down to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Symantec Closing Value. For the purposes of this Agreement, "Symantec Closing Value" shall mean the closing price per share of Symantec Common Stock as reported on the Nasdaq National Market System ("Nasdaq") on the trading day immediately preceding the Effective Time.

          (g) For the purposes of this Agreement, the "Exchange Multiple" of any quantity means the product obtained from multiplying such quantity by the Exchange Ratio, and the "Exchange Quotient" of any quantity means the quotient obtained from dividing such quantity by the Exchange Ratio. For purposes of this Agreement, (i) the term "Subsidiary", when used with respect to any Person, means any corporation, entity or other organization, whether incorporated or unincorporated, of which (A) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, entity or other organization is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise) or (B) such Person or any Subsidiary of such Person is a general partner of any general partnership or a manager of any limited liability company. For the purposes of this Agreement, the term "Person" means any individual, group, organization, corporation, partnership, joint venture, limited liability company, trust or entity of any kind.

     2.2  AXENT Options; AXENT Purchase Plan.

     (a) As of the Effective Time, Symantec shall assume all of the stock options of AXENT, whether or not vested or immediately exercisable, outstanding immediately prior to the Effective Time under the AXENT Stock Plans (as defined below) (the "AXENT Options"). For purposes of this Agreement, "AXENT Stock Plans" means the plans listed on Schedule 2.2(a). Each AXENT Option, whether or not exercisable at the Effective Time, shall be assumed by Symantec in such a manner that it shall be exercisable upon the same terms and conditions as under the AXENT Stock Plan pursuant to which it was granted and the applicable option agreement issued thereunder; provided that (i) each such option thereafter shall be exercisable for a number of shares of Symantec Common Stock (rounded down to the nearest whole share) equal to the Exchange Multiple of the number of shares of AXENT Common Stock subject to such option, and (ii) the option price per share of Symantec Common Stock thereafter shall equal the Exchange Quotient of the option price per share of AXENT Common Stock subject to such option in effect immediately prior to the Effective Time (the "Symantec Exchange Options"); provided that if the Exchange Quotient results in an aggregate exercise price that requires the payment of a fraction of a cent at the time of exercise of Symantec Exchange Options for one or more shares of Symantec Common Stock (with the exercise price considered in the aggregate for all such options being exercised), then the aggregate exercise price for such shares shall be further adjusted upwards to the nearest whole cent.

     (b) AXENT shall amend the AXENT Employee Stock Purchase Plan (the "AXENT Purchase Plan") so that as of the Effective Time: (i) the AXENT Purchase Plan shall provide that no additional purchase rights shall be issued under it; (ii) each purchase right granted under the AXENT Purchase Plan shall terminate, if it has not previously terminated by its terms, on the date that the holder thereof enrolls in the Symantec 1998 Employee Stock Purchase Plan (the "Symantec Purchase Plan"); provided that if the purchase date under the AXENT Purchase Plan coincides with the enrollment date under the Symantec Purchase Plan, the purchase rights under the AXENT Purchase Plan shall not terminate prior to the purchase on such date; and (iii) make such other modifications to the AXENT Purchase Plan so as to permit the implementation of this Section 2.2(b). As of the Effective Time, each then-outstanding purchase right granted under the AXENT Purchase Plan shall be assumed by Symantec in such a manner that it shall be exercisable upon the same terms and conditions (as amended as described above) as under the AXENT Purchase Plan immediately before the Effective Time; provided that each such purchase right shall thereafter be exercisable for whole shares of Symantec Common Stock (rounded down to the nearest whole share) equal to the Exchange Multiple of the number of shares of AXENT Common Stock for which such purchase right would otherwise have been exercisable determined as of the relevant grant date under the AXENT Purchase Plan at a purchase price per share equal to 85% of the lower of: (i) the Exchange Quotient (rounded up to the nearest whole cent) of the fair market value of a share of AXENT Common Stock on the relevant grant date under the AXENT Purchase Plan or (ii) the fair market value of a share of a Symantec Common Stock on the relevant purchase date.

     2.3  Exchange of Stock Certificates.

     (a) At or prior to the Effective Time, Symantec shall enter into an agreement with a bank or trust company selected by Symantec and reasonably acceptable to AXENT to act as the exchange agent for the Merger (the "Exchange Agent").

     (b) At or prior to the Effective Time, Symantec shall supply or cause to be supplied to or for the account of the Exchange Agent in trust for the benefit of the holders of AXENT Common Stock, for exchange pursuant to this Section 2.3 (i) certificates (or, at the Holder's request, direct registration) evidencing the shares of Symantec Common Stock issuable pursuant to Section 2.1 to be exchanged for outstanding shares of AXENT Common Stock, and (ii) cash in an aggregate amount sufficient to make the payments in lieu of fractional shares provided for in Section 2.1(f).

     (c) Promptly after the Effective Time, Symantec shall mail or shall cause to be mailed to each Holder a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the AXENT Certificates shall pass, only upon proper delivery of the AXENT Certificates to the Exchange Agent) and instructions for surrender of the AXENT Certificates. Upon surrender to the Exchange Agent of an AXENT Certificate, together with such letter of transmittal duly executed, the Holder shall be entitled to receive in exchange therefor: (i) certificates evidencing that number of shares of Symantec Common Stock issuable to such Holder in accordance with this Article II; (ii) any dividends or other distributions that such Holder has the right to receive pursuant to Section 2.3(d); and (iii) cash in respect of fractional shares as provided in Section 2.1(f), and such AXENT Certificate so surrendered shall forthwith be canceled. No certificate representing shares of Symantec Common Stock will be issued to a Person who is not the registered owner of a surrendered AXENT Certificate unless (i) the AXENT Certificate so surrendered has been properly endorsed or otherwise is in proper form for transfer, and (ii) such Person shall either (A) pay any transfer or other tax required by reason of such issuance or (B) establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.3, from and after the Effective Time, each AXENT Certificate shall be deemed to represent, for all purposes other than payment of dividends, the right to receive a certificate representing the number of full shares of Symantec Common Stock as determined in accordance with this Article II and cash in lieu of fractional shares as provided in Section 2.1(f). For purposes of this Agreement, "AXENT Certificate" means a certificate which immediately prior to the Effective Time represented shares of AXENT Common Stock, and "Holder" means a person who holds one or more AXENT Certificates as of the Effective Time.

     (d) No dividend or other distribution shall be paid or declared with respect to Symantec Common Stock prior to the Effective Time. No dividend or other distribution declared with respect to Symantec Common Stock with a record date after the Effective Time will be paid to Holders of unsurrendered AXENT Certificates until such Holders surrender their AXENT Certificates. Upon the surrender of such AXENT Certificates, there shall be paid to such Holders, promptly after such surrender, the amount of dividends or other distributions, excluding interest, declared with a record date after the Effective Time and not paid because of the failure to surrender AXENT Certificates for exchange.

     (e) Notwithstanding anything to the contrary in this Agreement, neither the Exchange Agent, Symantec, the Surviving Corporation nor any party hereto shall be liable to any holder of shares of AXENT Common Stock for shares of Symantec Common Stock or cash in lieu of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.4 Lost, Stolen or Destroyed Certificates. In the event that any AXENT Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in respect of such lost, stolen or destroyed AXENT Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Symantec Common Stock as may be required pursuant to
Section 2.1 and cash in lieu of fractional shares, if any, as may be required pursuant to Section 2.1(f) and any dividends or distributions payable pursuant to Section 2.3(d); provided, however, that Symantec may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed AXENT Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Symantec or the Exchange Agent with respect to the AXENT Certificates alleged to have been lost, stolen or destroyed.

     2.5 Tax Consequences. For United States federal income tax purposes, it is intended by the parties hereto that this Agreement is a "plan of reorganization" and that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF AXENT

     AXENT makes to Symantec and Merger Sub the representations and warranties contained in this Article III, in each case subject to the exceptions set forth in the disclosure statement, dated as of the date hereof (the "AXENT Disclosure Statement"). The AXENT Disclosure Statement shall be arranged in schedules corresponding to the numbered and lettered Sections of this Article III, and the disclosure in any Schedule of the AXENT Disclosure Statement shall only qualify the corresponding Section of this Article III, unless the disclosure contained in such Section contains such information so as to enable a reasonable person to determine that such disclosure qualifies or otherwise applies to other Sections of this Article III.

     3.1  Organization, Etc.

     (a) Each of AXENT and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of AXENT and its Subsidiaries is duly qualified as a foreign Person to do business, and is in good standing, in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have an AXENT Material Adverse Effect. For the purposes of this Agreement, "AXENT Material Adverse Effect" means any change, event or effect that is materially adverse to the consolidated business, results of operations or financial condition of AXENT and its Subsidiaries taken as a whole; provided, however, that: (i) any adverse change, event or effect arising from or relating to general business or economic conditions which does not affect AXENT in a materially disproportionate manner, shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, an "AXENT Material Adverse Effect"; (ii) any adverse change, event or effect relating to or affecting the software industry generally or the security software industry generally, which does not affect AXENT in a materially disproportionate manner, shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, an "AXENT Material Adverse Effect"; and
(iii) any adverse change, event or effect arising from or relating to the announcement or pendency of the Merger, including, but not limited to, changes or effects which result from the loss of customers or delay, cancellation or cessation of orders for AXENT's products, shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, an "AXENT Material Adverse Effect".

     (b) Neither AXENT nor any of its Subsidiaries is in violation of any provision of its certificate of incorporation, bylaws or any other charter document. Schedule 3.1(b) of the AXENT Disclosure Statement sets forth (i) the full name of each Subsidiary of AXENT, its capitalization and the ownership interest of AXENT and each other Person (if any) therein, (ii) the jurisdiction in which each such Subsidiary is organized, (iii) each jurisdiction in which AXENT and each of its Subsidiaries is qualified to do business as a foreign Person, and (iv) the names of the current directors and officers of AXENT and of each Subsidiary of AXENT. AXENT has made available to Symantec accurate and complete copies of the certificate of incorporation, bylaws and any other charter documents, as currently in effect, of AXENT and each of its Subsidiaries.

     3.2 Authority Relative to This Agreement. AXENT has full corporate power and authority to (i) execute and deliver this Agreement and (ii) assuming the approval of the Merger by a majority of the outstanding shares of AXENT Common Stock at the AXENT Special Meeting or any adjournment or postponement thereof in accordance with Delaware Law, consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby, have been duly and validly authorized by the unanimous vote of the board of directors of AXENT, and no other corporate proceedings on the part of AXENT are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the approval of the Merger by a majority of the outstanding shares of AXENT Common Stock at the AXENT Special Meeting or any adjournment or postponement thereof in accordance with the Delaware Law and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware). This Agreement has been duly and validly executed and delivered by AXENT and, assuming due authorization, execution and delivery by Symantec and Merger Sub, constitutes a valid and binding agreement of AXENT, enforceable against AXENT in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

     3.3 No Violations, Etc. No filing with or notification to, and no permit, authorization, consent or approval of, any court, administrative agency, commission, or other governmental or regulatory body, authority or instrumentality ("Government Entity") is necessary on the part of AXENT for the consummation by AXENT of the Merger and the other transactions contemplated hereby, or for the exercise by Symantec and the Surviving Corporation of full rights to own and operate the business of AXENT and its Subsidiaries as presently being conducted, except (i) for the filing of the Certificate of Merger as required by Delaware Law, (ii) the applicable requirements of the Securities and Exchange Act of 1934, as amended (together with the Rules and Regulations promulgated thereunder, the "Exchange Act"), state securities or "blue sky" laws and state takeover laws, and (iii) any filing required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). Neither the execution and delivery of this Agreement, nor the consummation of the Merger and the other transactions contemplated hereby, nor compliance by AXENT with all of the provisions hereof and thereof, nor the exercise by Symantec and the Surviving Corporation of full rights to own and operate the business of AXENT and its Subsidiaries as presently being conducted will, subject to obtaining the approval of the this Agreement by the holders of a majority of the outstanding shares of AXENT Common Stock at the AXENT Special Meeting or any adjournment thereof in accordance with Delaware Law, (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or other charter document of AXENT or any of its Subsidiaries, (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to AXENT or any of its Subsidiaries, or by which any of their properties or assets may be bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or result in any change in, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which AXENT or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, except in the case of clauses (ii) or (iii) above, for any such conflicts, breaches, violations, defaults or other occurrences that would not (x) individually or in the aggregate, reasonably be expected to have an AXENT Material Adverse Effect, or (y) prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement. Schedule 3.3 of the AXENT Disclosure Statement lists all consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby under any of AXENT's or any of its Subsidiaries' notes, bonds, mortgages, indentures, deeds of trust, licenses or leases, contracts, agreements or other instruments or obligations the failure to obtain which would reasonably be expected to have an AXENT Material Adverse Effect.

     3.4 Board Recommendation; State Takeover Statutes. The board of directors of AXENT has, at a meeting of such board duly held on June 26, 2000, (i) approved and adopted this Agreement, (ii) determined that this Agreement is advisable, fair to and in the best interests of the stockholders of AXENT, (iii) resolved to recommend adoption of this Agreement to the stockholders of AXENT, and (iv) resolved that AXENT take all action necessary to make inapplicable any restrictions on the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby that may result from the provisions of all applicable state antitakeover statutes or regulations including but not limited to Section 203 of the Delaware Law.

     3.5 Fairness Opinion. AXENT has received the opinion of Chase Securities Inc. dated the date of the approval of this Agreement by the board of directors of AXENT to the effect that the Exchange Ratio is fair to AXENT's stockholders from a financial point of view, and has provided a copy of such opinion to Symantec.

     3.6  Capitalization.

     (a) The authorized capital stock of AXENT consists of 50,000,000 shares of AXENT Common Stock and 5,000,000 shares of Preferred Stock, $0.02 par value ("AXENT Preferred Stock"). As of July 24, 2000, there were (i) 28,886,050 shares of AXENT Common Stock outstanding, (ii) no shares of AXENT Preferred Stock outstanding, and (iii) no treasury shares.

     (b) There are no equity securities of any class of AXENT, or any securities convertible into or exercisable for any such equity securities, issued, reserved for issuance or outstanding. Except for the AXENT Options and purchase rights under the AXENT Purchase Plan, there are no warrants, options, convertible securities, calls, rights, stock appreciation rights, preemptive rights, rights of first refusal, or agreements or commitments of any nature obligating AXENT to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of AXENT, or obligating AXENT to grant, issue, extend, accelerate the vesting of, or enter into, any such warrant, option, convertible security, call, right, stock appreciation right, preemptive right, right of first refusal, agreement or commitment. To the knowledge of AXENT, there are no voting trusts, proxies or other agreements or understandings with respect to the capital stock of AXENT. For purposes of this Agreement, "to the knowledge of AXENT," or words of similar import, shall mean the actual knowledge of directors and executive officers of AXENT and the persons set forth on Schedule 3.6(b).

     (c) True and complete copies of each AXENT Stock Plan and the AXENT Purchase Plan, and of the forms of all agreements and instruments relating to or issued under each thereof, have been made available to Symantec. Such agreements, instruments, and forms have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement any such agreements, instruments or forms.

     (d) Schedule 3.6(d) of the AXENT Disclosure Statement sets forth the following information with respect to each AXENT Option: the aggregate number of shares issuable thereunder, the type of option, the grant date, the expiration date, the exercise price and the vesting schedule. Each AXENT Option was granted in accordance with the terms of the AXENT Stock Plan applicable thereto. The terms of each of the AXENT Stock Plans do not prohibit the assumption of the AXENT Options as provided in Section 2.2(a). Except as set forth on Schedule 3.6(d), consummation of the Merger will not accelerate vesting of any AXENT Option.

     3.7 SEC Filings. AXENT has filed with the Securities and Exchange Commission (the "SEC") all required forms, reports, registration statements and documents required to be filed by it with the SEC (collectively, all such forms, reports, registration statements and documents filed since January 1, 1997 are referred to herein as the "AXENT SEC Reports"). All of the AXENT SEC Reports complied as to form, when filed (or, if amended or superseded by filing prior to the date hereof, then on the date of such filing), in all material respects with the applicable provisions of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act") and the Exchange Act. Accurate and complete copies of the AXENT SEC Reports have been made available to Symantec. The AXENT SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not, at the time they were filed (or, if amended or superseded by filing prior to the date hereof, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of AXENT, except as disclosed in the AXENT SEC Reports, each of AXENT's officers and directors has complied with all filing requirements under Section 13 and Section 16(a) of the Exchange Act.

     3.8 Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the AXENT SEC Reports (the "AXENT Financial Statements"), (x) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (y) fairly presented the consolidated financial position of AXENT and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of AXENT, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of AXENT contained in AXENT's Form 10-Q for the quarter ended March 31, 2000 (the "Reference Date") is hereinafter referred to as the "AXENT Balance Sheet."

     3.9 Absence of Undisclosed Liabilities. Neither AXENT nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) other than liabilities or obligations: (i) included in the AXENT Balance Sheet and the related notes to the financial statements; (ii) reflected in the AXENT SEC Reports through the date of the filing of AXENT's Quarterly Report on Form 10-Q in respect of the fiscal quarter ending March 31, 2000; (iii) liabilities incurred since the Reference Date in the ordinary course of business consistent with past practice which, individually or in the aggregate, would not reasonably be expected to have an AXENT Material Adverse Effect; (iv) which otherwise are not and will not have, individually or in the aggregate, an AXENT Material Adverse Effect; or (v) under this Agreement.

     3.10 Absence of Changes or Events. Except as contemplated by this Agreement, since the Reference Date, AXENT has not incurred, suffered or made:
(i) any AXENT Material Adverse Effect as of the date of this Agreement; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of AXENT's or any of its Subsidiaries' capital stock, or any purchase, redemption or other acquisition by AXENT of any of AXENT's capital stock or any other securities of AXENT or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases which are not, individually or in the aggregate, material in amount from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements;
(iii) any split, combination or reclassification of any of AXENT's or any of its Subsidiaries' capital stock; (iv) any material change by AXENT in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; (v) any material revaluation by AXENT of any of its material assets, including writing off notes or accounts receivable other than in the ordinary course of business; (vi) any granting by AXENT or any of its Subsidiaries of any increase in compensation or fringe benefits to any of their officers or employees, or any payment by AXENT or any of its Subsidiaries of any bonus to any of their officers or employees, or any granting by AXENT or any of its Subsidiaries of any increase in severance or termination pay, other than in the ordinary course, consistent with past practice, or any entry by AXENT or any of its Subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving AXENT of the nature contemplated hereby; (vii) any indebtedness for borrowed money exceeding $250,000 in the aggregate, or any responsibility for the obligations of any other individual or entity exceeding $100,000 in the aggregate, or any loans or advances to any other individual or entity exceeding $100,000 in the aggregate, or any oral or written material agreement or commitment material to AXENT and its Subsidiaries taken as a whole, or involving in excess of $250,000 in the aggregate; (viii) any disposition of any material properties (including intangibles, real, personal or mixed); (ix) any amendment to the AXENT certificate of incorporation, bylaws, or any other charter document, or execution of any merger, consolidation, share exchange, business combination or recapitalization; (x) any capital expenditure in any calendar month which, when added to all other capital expenditures made by AXENT and its Subsidiaries in such calendar month resulted in such capital expenditures exceeding $250,000 in the aggregate; (xi) any payment, discharge or satisfaction of any material claims other than the payment, discharge or satisfaction of liabilities (including accounts payable) in the ordinary course of business, or any collection or acceleration of the collection of any amounts owed (including accounts receivable) other than collection in the ordinary course of business;
(xii) any resolution of any material claim or litigation, or any commencement of a lawsuit other than for the routine collection of bills; or (xiii) any agreement or proposal to do any of the things described in the preceding clauses
(i) through (xiii) other than as expressly contemplated or provided for in this Agreement.

     3.11 Capital Stock of Subsidiaries. AXENT is directly or indirectly the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of its Subsidiaries. All of such shares have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto and are owned by AXENT free and clear of any claim, lien or encumbrance of any kind with respect thereto. There are no proxies or voting agreements with respect to such shares, and there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating AXENT or any Subsidiaries to issue, transfer or sell any shares of capital stock of any Subsidiary or any other securities convertible into, exercisable for, or evidencing the right to subscribe for any such shares. AXENT does not directly or indirectly own any interest in any Person except the Subsidiaries.

     3.12  Litigation.

     (a) Except as set forth in AXENT's Form 10-K for the year ended December 31, 1999, there is no private or governmental claim, action, suit (whether in law or in equity), investigation or proceeding of any nature ("Action") pending or, to the knowledge of AXENT, threatened against AXENT or any of its Subsidiaries, or any of their respective officers and directors (in their capacities as such), or involving any of their assets, before any court, governmental or regulatory authority or body, or arbitration tribunal, except for those Actions which, individually and in the aggregate, would not reasonably be expected to have an AXENT Material Adverse Effect. There is no Action pending or, to the knowledge of AXENT, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

     (b) There is no outstanding judgment, order, writ, injunction or decree of any court, governmental or regulatory authority or body, or arbitration tribunal in a proceeding to which AXENT, any Subsidiary of AXENT, or any of their assets is or was a party or by which AXENT, any Subsidiary of AXENT, or any of their assets is bound, except for those judgments, orders, writs, injunctions or decrees which, individually or in the aggregate, would not reasonably be expected to have an AXENT Material Adverse Effect.

     3.13 Insurance. Schedule 3.13 of the AXENT Disclosure Statement lists all insurance policies (including without limitation workers' compensation insurance policies) covering the business, properties or assets of AXENT and its Subsidiaries, the premiums and coverages of such policies, and all claims in excess of $50,000 made against any such policies since January 1, 1997. All such policies are in effect, and true and complete copies of all such policies have been made available to Symantec. AXENT has not received notice of the cancellation or threat of cancellation of any of such policy.

     3.14  Contracts and Commitments.

     (a) Except as filed as an exhibit to an AXENT SEC Report, neither AXENT nor its Subsidiaries is a party to or bound by any oral or written contract, obligation or commitment which is a "material contract" for purposes of Rule 601 of Regulation S-K or otherwise required to be filed as an exhibit to any AXENT SEC Report in any of the following categories:

          (i) agreements or arrangements that contain severance pay, understandings with respect to tax arrangements, understandings with respect to expatriate benefits, or post-employment liabilities or obligations;

          (ii) agreements or plans under which benefits will be increased or accelerated by the occurrence of any of the transactions contemplated by this Agreement, or under which the value of the benefits will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (iii) agreements, contracts or commitments currently in force relating to the disposition or acquisition of assets other than in the ordinary course of business, or relating to an ownership interest in any corporation, partnership, joint venture or other business enterprise;

          (iv) agreements, contracts or commitments for the purchase of materials, supplies or equipment which provide for purchase prices substantially greater than those presently prevailing for such materials, supplies or equipment, or which are with sole or single source suppliers;

          (v) guarantees or other agreements, contracts or commitments under which AXENT or any of its Subsidiaries is absolutely or contingently liable for (A) the performance of any other person, firm or corporation (other than AXENT or its Subsidiaries), or (B) the whole or any part of the indebtedness or liabilities of any other person, firm or corporation (other than AXENT or its Subsidiaries);

          (vi) powers of attorney authorizing the incurrence of a material obligation on the part of AXENT or its Subsidiaries;

          (vii) agreements, contracts or commitments which limit or restrict (A) where AXENT or any of its Subsidiaries may conduct business, (B) the type or lines of business (current or future) in which they may engage, or (C) any acquisition of assets or stock (tangible or intangible) by AXENT or any of its Subsidiaries;

          (viii) agreements, contracts or commitments containing any agreement with respect to a change of control of AXENT or any of its Subsidiaries;

          (ix) agreements, contracts or commitments for the borrowing or lending of money, or the availability of credit (except credit extended by AXENT or any of its Subsidiaries to customers in the ordinary course of business and consistent with past practice);

          (x) any hedging, option, derivative or other similar transaction and any foreign exchange position or contract for the exchange of currency;

          (xi) any joint marketing or joint development agreement, or any license or distribution agreement relating to any AXENT product.

     (b) Neither AXENT nor any of its Subsidiaries, nor to AXENT's knowledge, any other party to an AXENT Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, (nor does there exist any condition under which, with the passage of time or the giving of notice or both, could reasonably be expected to cause such a breach, violation or default under), any material agreement, contract or commitment to which AXENT or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (any such agreement, contract or commitment, an "AXENT Contract"), other than any breaches, violations or defaults which individually or in the aggregate would not reasonably be expected to have an AXENT Material Adverse Effect.

     (c) Each AXENT Contract is a valid, binding and enforceable obligation of AXENT and to AXENT's knowledge, of the other party or parties thereto, in accordance with its terms, and in full force and effect, except where the failure to be valid, binding, enforceable and in full force and effect would not reasonably be expected to have an AXENT Material Adverse Effect and to the extent enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights governing or by general principles of equity.

     (d) An accurate and complete copy of each material AXENT Contract has been made available to Symantec.

     3.15  Labor Matters; Employment and Labor Contracts.

     (a) None of AXENT or any of its Subsidiaries is a party to any union contract or other collective bargaining agreement, nor to the knowledge of AXENT or any of its Subsidiaries are there any activities or proceedings of any labor union to organize any of its employees. Each of AXENT and its Subsidiaries is in compliance with all applicable (i) laws, regulations and agreements respecting employment and employment practices, (ii) terms and conditions of employment, and (iii) occupational health and safety requirements, except for those failures to comply which, individually or in the aggregate, would not reasonably be expected to have an AXENT Material Adverse Effect.

     (b) There is no labor strike, slowdown or stoppage pending (or any labor strike or stoppage threatened) against AXENT or any of its Subsidiaries. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of AXENT or any of its Subsidiaries who are not currently organized. Neither AXENT nor any of its Subsidiaries has any obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that would not reasonably be expected to have, individually or in the aggregate, an AXENT Material Adverse Effect. There are no controversies pending or, to the knowledge of AXENT or any of its Subsidiaries, threatened, between

AXENT or any of its Subsidiaries and any of their respective employees, which controversies would reasonably be expected to have, individually or in the aggregate, an AXENT Material Adverse Effect.

     3.16 Compliance with Laws. Neither AXENT nor any of its Subsidiaries has violated or failed to comply with any statute, law, ordinance, rule or regulation (including without limitation relating to the export or import of goods or technology) of any foreign, federal, state or local government or any other governmental department or agency, except where any such violations or failures to comply would not, individually or in the aggregate, reasonably be expected to have an AXENT Material Adverse Effect. AXENT and its Subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted and as proposed to be conducted, except for those, the absence of which, would not, individually or in the aggregate, reasonably be expected to have an AXENT Material Adverse Effect.

     3.17  Intellectual Property Rights.

     (a) AXENT and its Subsidiaries own or have the right to use all intellectual property used to conduct their respective businesses (such intellectual property and the rights thereto are collectively referred to herein as the "AXENT IP Rights"). No royalties or other payments are payable to any Person with respect to commercialization of any products presently sold or under development by AXENT or its Subsidiaries.

     (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any AXENT IP Rights, will not (i) cause the modification of any terms of any licenses or agreements relating to any AXENT IP Rights including but not limited to the modification of the effective rate of any royalties or other payments provided for in any such license or agreement, (ii) cause the forfeiture or termination of any AXENT IP Rights, (iii) give rise to a right of forfeiture or termination of any AXENT IP Rights or (iv) materially impair the right of AXENT, the Surviving Corporation or Symantec to use, sell or license any AXENT IP Rights or portion thereof.

     (c) Neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by AXENT or any of its Subsidiaries (i) violates in any material respect any license or agreement between AXENT or any of its Subsidiaries and any third party or (ii) infringes in any material respect any patents or other intellectual property rights of any other party; and there is no pending or, to the knowledge of AXENT, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any AXENT IP Rights, or asserting that any AXENT IP Rights or the proposed use, sale, license or disposition thereof, or the manufacture, use or sale of any AXENT products, conflicts or will conflict with the rights of any other party.

     (d) AXENT has heretofore provided to Symantec a worldwide list of all patents, trade names, trademarks and service marks, and applications for any of the foregoing owned or possessed by AXENT or any of its Subsidiaries and true and complete copies of such materials have been made available to Symantec.

     (e) AXENT has provided to Symantec a true and complete copy of its standard form of employee confidentiality agreement and taken commercially reasonably necessary steps to ensure that all employees have executed such an agreement. All consultants or third parties with access to proprietary information of AXENT have executed appropriate agreements or are otherwise under obligations not to disclose confidential AXENT IP Rights.

     (f) Neither AXENT nor any of its Subsidiaries is aware or has reason to believe that any of its employees or consultants is obligated under any contract, covenant or other agreement or commitment of any nature, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's or consultant's best efforts to promote the interests of AXENT and its Subsidiaries or that would conflict with the business of AXENT as presently conducted or proposed to be conducted. Neither AXENT nor any of its Subsidiaries has entered into any agreement to indemnify any other person, including but not limited to any employee or consultant of AXENT or any of its Subsidiaries, against any charge of infringement, misappropriation or misuse of any intellectual property, other than indemnification provisions contained in purchase orders, license agreements, distribution agreements or other agreements arising in the ordinary course of business. To the knowledge of AXENT, all current and former employees and consultants of any of AXENT or any of its Subsidiaries have signed valid and enforceable written assignments to AXENT or its Subsidiaries of any and all rights or claims in any intellectual property that any such employee or consultant has or may have by reason of any contribution, participation or other role in the development, conception, creation, reduction to practice or authorship of any invention, innovation, development or work of authorship or any other intellectual property that is used in the business of AXENT, and AXENT and its Subsidiaries possess signed copies of all such written assignments by such employees and consultants.

     3.18  Taxes.

     (a) For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity. For purposes of this Agreement, "Tax Return" or "Tax Returns" refers to all federal, state and local and foreign returns, estimates, information statements and reports relating to Taxes.

     (b) AXENT and each of its Subsidiaries have filed all Tax Returns required to have been filed by them, and have paid (or AXENT has paid on behalf of its Subsidiaries), all Taxes required to have been paid as shown on such Tax Returns. The most recent financial statements contained in the AXENT SEC Reports reflect an adequate accrual (which accruals were established in accordance with GAAP) for the payment of all Taxes payable by AXENT and its Subsidiaries, as of the date of such financial statements. Except as reasonably would not be expected to have an AXENT Material Adverse Effect, no deficiencies for any Taxes have been proposed, asserted or assessed against AXENT or any of its subsidiaries. Neither AXENT nor any of its Subsidiaries has filed for any extension of time to file any Tax Return which has not since been filed.

     (c) AXENT and its Subsidiaries are not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of AXENT or any of its Subsidiaries that, (i) could give rise to the payment of any amounts that would constitute excess parachute payments within the meaning of Sections 280G exceeding one million dollars in the aggregate with respect to the change in ownership or control that may occur upon the consummation of the Merger, or (ii) could give rise to the payment of any amount that would constitute a parachute payment within the meaning of Sections 280G with respect to any change in ownership or control of AXENT occurring after the Closing Date, other than payments that (A) may be deemed to arise pursuant to acceleration provisions contained in options issued by AXENT as described in Schedule 3.6(d), (B) may arise pursuant to the terms of the Executive Severance Guidelines referred to in
Section 5.17, (C) are described in Prop. Treas. Regs. sec. 1.280G-1, Q & A 25, or (D) may arise in connection with any event which may be considered to be closely associated with a change in ownership or control described in Prop. Treas. Regs. sec. 1.280G-1, Q & A 22. During the taxable year ending on the Closing Date, AXENT and its Subsidiaries have not become obligated to make any payment the deduction of which would be disallowed pursuant to Section 162(m) of the Code to the extent of the excess of one million dollars over the amount of any excess parachute payments referred to in (i) of the first sentence of this
Section 3.18(c).

     (d) None of AXENT and its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by AXENT.

     (e) None of AXENT and its Subsidiaries (i) has received any notice that it is being audited by any taxing authority; (ii) has granted any presently operative waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; (iii) has permitted any Tax lien to be placed on any asset of AXENT or any of its Subsidiaries except with respect to Taxes not yet due and payable; and (iv) has availed itself of any Tax amnesty or similar relief in any taxing jurisdiction.

     (f) None of AXENT and its Subsidiaries is aware of any reason why the Merger will fail to qualify as a reorganization under the provisions of Section 368(a) of the Code.

     (g) AXENT has never been a United States real property holding corporation within the meaning of Section 897 of the Code.

     (h) Neither AXENT nor any of its Subsidiaries has any liability for the Taxes of any person other than itself, AXENT or another Subsidiary. Neither AXENT nor any of its Subsidiaries is a party to any tax sharing or tax indemnity agreement.

     (i) None of the Subsidiaries is, or has ever been, a passive Foreign investment company within the meaning of Section 1297 of the Code.

     (j) Neither AXENT nor any of its Subsidiaries has, within the two-year period ending on the Closing Date, made a distribution to which Code Section 355 (or so much of Section 356 as relates to Section 355) applies.

     (k) AXENT is not subject to limitations under Code Section 382 that limit the use of net operating losses otherwise available to it in its current taxable year or built-in losses which may be recognized by it during such taxable year.

     3.19  Employee Benefit Plans; ERISA.

     (a) There are no "employee pension benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Pension Plans"), "welfare benefit plans" as defined in Section 3(1) of ERISA ("Welfare Plans"), or stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance, holiday, or vacation plans, or any other employee benefit plan, program, policy or arrangement covering employees (or former employees) employed in the United States that either is maintained or contributed to by AXENT or any of its Subsidiaries or any of their ERISA Affiliates (as hereinafter defined) or to which AXENT or any of its Subsidiaries or any of their ERISA Affiliates is obligated to make payments or otherwise may have any liability (collectively, the "Employee Benefit Plans") with respect to employees or former employees of AXENT, its Subsidiaries, or any of their ERISA Affiliates. For purposes of this Agreement, "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code, including without limitation AXENT or a Subsidiary.

     (b) AXENT and each of its Subsidiaries, and each of the Pension Plans and Welfare Plans, are in compliance with the applicable provisions of ERISA, the Code and other applicable laws, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have an AXENT Material Adverse Effect.

     (c) All contributions to, and payments from, the Pension Plans which are required to have been made in accordance with the Pension Plans have been timely made, except where the failure to make such contributions or payments on a timely basis would not, individually or in the aggregate, either impair AXENT's ability to consummate the Merger and the other transactions contemplated hereby or reasonably be expected to have an AXENT Material Adverse Effect.

     (d) All of AXENT's Pension Plans intended to qualify under Section 401 of the Code so qualify and no event has occurred and no condition exists with respect to the form or operation of such Pension Plans which would cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code.

     (e) There are no (i) investigations pending or, to the knowledge of AXENT, threatened by any governmental entity involving the Pension Plans or Welfare Plans, nor (ii) pending or, to the knowledge of AXENT, threatened claims (other than routine claims for benefits), suits or proceedings against any Pension Benefit or Welfare Plan, against the assets of any of the trusts under any Pension Benefit or Welfare Plan or against any fiduciary of any Pension Benefit or Welfare Plan with respect to the operation of such plan or asserting any rights or claims to benefits under any Pension Benefit Plan or against the assets of any trust under such plan, except for those which would not, individually or in the aggregate, give rise to any liability which would reasonably be expected to have an AXENT Material Adverse Effect. To the knowledge of AXENT, there are no facts which would give rise to any liability under this Section 3.19(e) except for those which would not, individually or in the aggregate, either impair AXENT's ability to consummate the Merger and the other transactions contemplated hereby or reasonably be expected to have an AXENT Material Adverse Effect in the event of any such investigation, claim, suit or proceeding.

     (f) None of AXENT, any of its Subsidiaries or any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the Pension Plans or Welfare Plans, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) other than such transactions that would not, individually or in the aggregate, either impair AXENT's ability to consummate the Merger and the other transactions contemplated hereby or reasonably be expected to have an AXENT Material Adverse Effect.

     (g) None of AXENT, any of its Subsidiaries, or any of their ERISA Affiliates currently maintain or contribute to any pension plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

     (h) Neither AXENT nor any Subsidiary of AXENT nor any of their ERISA Affiliates has any material liability under Title IV of ERISA that has not been satisfied in full.

     (i) Neither AXENT, any of its Subsidiaries nor any of their ERISA Affiliates has any material liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of Section 3(37) of ERISA, covering employees (or former employees) employed in the United States.

     (j) With respect to each of the Employee Benefit Plans, true, correct and complete copies of the following documents have been made available to Symantec:
(i) the plan document and any related trust agreement, including amendments thereto, (ii) any current summary plan descriptions and other material communications to participants relating to the Employee Benefit Plans, (iii) the three most recent Forms 5500, if applicable, and (iv) the most recent IRS determination letter, if applicable.

     (k) None of the Welfare Plans maintained by AXENT or any of its Subsidiaries provides for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under COBRA, or except at the expense of the participant or the participant's beneficiary. AXENT and each of its Subsidiaries which maintain a "group health plan" within the meaning of Section 5000(b)(1) of the Code have complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder except where the failure to comply would not, individually or in the aggregate, either impair AXENT's ability to consummate the Merger and the other transactions contemplated hereby or reasonably be expected to have an AXENT Material Adverse Effect.

     (l) No liability under any Pension Benefit Plan or Welfare Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which AXENT or any of its Subsidiaries has received notice that such insurance company is in rehabilitation or a comparable proceeding.

     (m) Except as set forth in Schedule 3.19(m), the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of AXENT or any of its Subsidiaries.

     (n) AXENT and each of its Subsidiaries and each of the Foreign Plans are in compliance with applicable laws, and all required contributions have been made to the Foreign Plans, except where the failure to comply or make contributions would not, individually or in the aggregate, either impair AXENT's ability to consummate the Merger and the other transactions contemplated hereby or have an AXENT Material

Adverse Effect. Except to the extent that such underfunding would be reasonably expected to have an AXENT Material Adverse Effect, each of the Foreign Plans that is a funded defined benefit pension plan has a fair market value of plan assets that is greater than the plan's liabilities, as determined in accordance with applicable laws. For purposes hereof, the term "Foreign Plan" shall mean any plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, AXENT or any Subsidiary with respect to employees (or former employees) employed outside the United States to the extent the benefits provided thereunder are not mandated by the laws of the applicable foreign jurisdiction.

     (o) Except in any such case if such, payment, acceleration would not, individually or in the aggregate, have an AXENT Material Adverse Effect, each of the Employee Benefit Plans and the Foreign Plans can be terminated by AXENT within a reasonable period following the Effective Time in accordance with the terms of such Plan (and the provisions of ERISA and the Code), without any additional contribution to such Employee Benefit Plan or Foreign Plan or the payment of any additional compensation or amount or the additional vesting or acceleration of any vesting provided under the Employee Benefit Plan or Foreign Plan.

     3.20  Environmental Matters.

     (a) For purposes of this Agreement:

          (i) "Contractor" shall mean any person or entity, including but not limited to partners, licensors, and licensees, with which AXENT formerly or presently has any agreement or arrangement (whether oral or written) under which such person or entity has or had physical possession of, and was or is obligated to develop, test, process, manufacture or produce any product or substance on behalf of AXENT.

          (ii) "Environment" shall mean any land including, without limitation, surface land and sub-surface strata, seabed or river bed and any water (including, without limitation, coastal and inland waters, surface waters and ground waters and water in drains and sewers) and air (including, without limitation, air within buildings) and other natural or manmade structures above or below ground.

          (iii) "Environmental Law" means any law or regulation, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, in each case relating to the Environment or harm to or the protection of human health or animals or plants, including, without limitation, laws relating to public and workers health and safety, emissions, discharges or releases of chemicals or any other pollutants or contaminants or industrial, radioactive, dangerous, toxic or hazardous substances or wastes (whether in solid or liquid form or in the form of a gas or vapor and including noise and genetically modified organisms) into the Environment or otherwise relating to the manufacture processing use, treatment, storage, distribution, disposal transport or handling of substances or wastes. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), the Resource Conservation and Recovery Act 42 USC, 6901 et seq., the Hazardous Materials Transportation Act 49 USC, 6901 et seq., the Clean Water Act 33, 1251 et seq., the Toxic Substances Control Act 15 USC, 2601 et seq., the Clean Air Act 42 USC, 7401 et seq., the Safe Drinking Water Act 42 USC, 300f et seq., the Atomic Energy Act 42 USC, 2201 et seq., the Federal Food Drug and Cosmetic Act 21 USC, 136 et seq., and the Federal Food Drug and Cosmetic Act 21 USC, 301 et seq., and equivalent statutes in countries other than the United States of America.

          (iv) "Environmental Permit" shall mean any permit, license, consent, approval, certificate, qualification, specification, registration and other authorization, and the filing of all notifications, reports and assessments, required by any federal, state, local or foreign government or regulatory entity pursuant to any Environmental Law.

          (v) "Hazardous Material" shall mean any pollutant, contaminant, or hazardous, toxic, medical, biohazardous, infectious or dangerous waste, substance, gas, constituent or material, defined or regulated as such in, or for purposes of, any Environmental Law, including, without limitation, any asbestos, any petroleum, oil (including crude oil or any fraction thereof), any radioactive substance, any polychlorinated biphenyls, any toxin, chemical, virus, infectious disease or disease causing agent, and any other substance that can give rise to liability under any Environmental Law.

     (b) Except for such cases that, individually or in the aggregate, have not and would not reasonably be expected to have an AXENT Material Adverse Effect:

          (i) Each of AXENT and its Subsidiaries possesses all Environmental Permits required under applicable Environmental Laws to conduct its current business and to use and occupy the Real Property for its current business. All Environmental Permits are in full force and effect and AXENT and each of its Subsidiaries are, and to AXENT's knowledge have at all times been, in compliance with the terms and conditions of such Environmental Permits.

          (ii) There are no facts or circumstances indicating that any Environmental Permits possessed by AXENT or any of its Subsidiaries would or might be revoked, suspended, canceled or not renewed, and all appropriate necessary action in connection with the renewal or extension of any Environmental Permits possessed by AXENT or any its Subsidiaries relating to the current business and the Real Property has been taken.

          (iii) The execution and delivery of this Agreement and the consummation by AXENT of the Merger and other transactions contemplated hereby and the exercise by Symantec and the Surviving Corporation of rights to own and operate the business of AXENT and its Subsidiaries and use and occupy the Real Property and carry on its business substantially as presently conducted will not affect the validity or require the transfer of any Environmental Permits held by AXENT or any of its Subsidiaries and will not require any notification, disclosure, registration, reporting, filing, investigation or remediation under any Environmental Law.

          (iv) AXENT and each of its Subsidiaries and, to the knowledge of AXENT, all previous owners, lessees and occupants of the real property now or previously owned, leased or occupied by AXENT and its Subsidiaries (the "Real Property"), are in compliance with, and within the period of all applicable statutes of limitation, have complied with all applicable Environmental Laws and have not received notice of any liability under any Environmental Law; and neither AXENT or any of its Subsidiaries nor any portion of the Real Property is in violation of any Environmental Law.

          (v) There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, notice of violation, investigation, notice or demand letter, proceeding or request for information pending or any liability (whether actual or contingent) to make good, repair, reinstate or clean up any of the Real Property or any real property previously owned, leased, occupied or used by AXENT or any of its Subsidiaries. There is no act, omission, event or circumstance giving rise or likely to give rise in the future to any such action, suit, demand, claim, complaint, hearing, notice of violation, investigation, notice or demand letter, proceeding, or request or any such liability or other liabilities (A) against AXENT or any of its Subsidiaries, or (B) against any person or entity, including but not limited to any Contractor, in connection with which liability could reasonably be imputed or attributed by law or contract to AXENT or any of its Subsidiaries.

          (vi) No property or facility presently or formerly owned operated or leased by AXENT or any of its present or former Subsidiaries or by any respective predecessor in interest is listed or proposed for listing, nor are there are any facts or circumstances which would or might give rise to such an entry in any such register whether such register is now in existence or is required to be established in the future on the National Liability Information System both promulgated under the CERCLA or on any comparable list established under any Environmental Law of a country other than the United States of America nor has AXENT or any of its Subsidiaries received any notification of potential or actual liability or any request for information under CERCLA or any comparable foreign state or local law.

          (vii) There has not been any disposal, spill, discharge, or release of any Hazardous Material generated, used, owned, stored, or controlled by AXENT, any of its Subsidiaries, or respective predecessors in interest, on, at, or under any property presently or formerly owned, leased, or operated by AXENT, its Subsidiaries, any predecessor in interest, or any Contractor, and there are no Hazardous Materials located in, at, on, or under, or in the vicinity of, any such facility or property, or at any other location, in either case that could reasonably be expected to require investigation, removal, remedial, or corrective action by AXENT or any of its Subsidiaries or that would reasonably likely result in liability of, or costs in excess of, $250,000, individually or in the aggregate, to AXENT or any of its Subsidiaries under any Environmental Law.

          (viii) (A) Other than cleaning and office supplies normally used in the operation of an office, Hazardous Materials have not been generated, used, treated, handled or stored on, or transported to or from, or released on any Real Property or, any property adjoining any Real Property; (B) AXENT and its Subsidiaries have disposed of all wastes, including those wastes containing Hazardous Materials, in compliance with all applicable Environmental Law and Environmental Permits; and (C) neither AXENT nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous materials to any location that is listed or proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any analogous state or country list or which is the subject of any environmental claim.

          (ix) There has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area containing Hazardous Materials located on any Real Property owned, leased or operated by AXENT, any of its Subsidiaries, or respective predecessors in interest during the period of such ownership, lease or operation, and no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on, or under any such facility or property during the period of such ownership lease or operation;

          (x) AXENT and its Subsidiaries have taken all actions necessary under applicable requirements of Environmental Law to register any products or materials required to be registered by AXENT or any of its Subsidiaries (or any of their respective agents) thereunder.

     (c) After a reasonable investigation made by AXENT, AXENT has made available to Symantec all records and files, including, but not limited to, all assessments, reports, studies, audits, analyses, tests and data in possession of AXENT and its Subsidiaries concerning the existence of Hazardous Materials at facilities or properties currently or formerly owned, operated, or leased by AXENT or any present or former Subsidiary or predecessor in interest, or concerning compliance by AXENT and its Subsidiaries with, or liability under, any Environmental Law.

     3.21 Officer's Certificate as to Tax Matters. AXENT knows of no reason why it will be unable to deliver to Heller Ehrman White & McAuliffe LLP and Shaw Pittman LLP at the Closing an Officer's Certificate in form sufficient to enable each such counsel to render the opinions required by Section 6.6.

     3.22  Affiliates. AXENT has delivered to Symantec in accordance with
Section 5.9 a list identifying all persons who to AXENT's knowledge may be deemed to be "affiliates" of AXENT for purposes of Rule 145 under the Securities Act ("Affiliates").

     3.23 Finders or Brokers. Except for Updata Capital Inc. and Chase Securities Inc., whose fees have been disclosed to Symantec, neither AXENT nor any of its Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned upon consummation of the Merger.

     3.24 Registration Statement; Joint Proxy Statement/Prospectus. The information supplied by AXENT for inclusion or incorporation by reference in the Registration Statement on Form S-4 registering the Symantec Common Stock to be issued in the Merger (the "Registration Statement") as it relates to AXENT, at the time the Registration Statement is declared effective by the SEC, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by AXENT for inclusion in the joint proxy statement/prospectus to be sent to the stockholders of AXENT in connection with the AXENT Special Meeting (such joint proxy statement/prospectus, as amended and supplemented is referred to herein as the "Joint Proxy Statement/Prospectus"), at the date the Joint Proxy Statement/Prospectus is first mailed to stockholders, at the time of the AXENT Special Meeting and at the Effective Time shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to AXENT or any of its Subsidiaries shall occur which is required to be described in the Joint Proxy Statement/Prospectus, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of AXENT. Notwithstanding the foregoing, AXENT makes no representation or warranty with respect to any information supplied by Symantec or Merger sub which is contained in the Registration Statement or Joint Proxy Statement/Prospectus.

     3.25  [Intentionally Omitted].

     3.26 Title to Property. Except where the failure to have such title or leasehold would not, individually or in the aggregate, reasonably be expected to have an AXENT Material Adverse Effect, AXENT and its Subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the AXENT Balance Sheet or acquired after the Reference Date, and have valid leasehold interests in all leased properties and assets, in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) liens for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise impair business operations involving such properties, (iii) liens securing debt reflected on the AXENT Balance Sheet, or (iv) liens recorded pursuant to any Environmental Law.
Schedule 3.26 of the AXENT Disclosure Statement identifies each material parcel of real property owned or leased by AXENT or any of its Subsidiaries.

     3.27 Year 2000 Compliance. All of AXENT's products currently being sold, both individually and when operating in conjunction with all other systems or products with which they are designed to interface, are Year 2000 Compliant. "Year 2000 Compliant" means that such products will maintain functionality with respect to the introduction, processing, or output of records containing dates falling on or after January 1, 2000 equivalent to such functionality with respect to dates falling before January 1, 2000, assuming that the other software and hardware that deliver records to, receive records from, or interact with such AXENT products are also Year 2000 Compliant.

     3.28 No Existing Discussions. As of the date hereof, neither AXENT nor any of its representatives is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal (as defined in Section 5.2(a)).

                                   ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                            SYMANTEC AND MERGER SUB

     Symantec and Merger Sub make to AXENT the representations and warranties contained in this Article IV, in each case subject to the exceptions set forth in the disclosure statement (the "Symantec Disclosure Statement"). The Symantec Disclosure Statement shall be arranged in schedules corresponding to the numbered and lettered Sections of this Article IV, and the disclosure in any Schedule of the Symantec Disclosure Statement shall only qualify the corresponding Section of this Article IV, unless the disclosure contained in such Section contains such information so as to enable a reasonable person to determine that such disclosure qualifies or otherwise applies to other Sections of this Article IV.

     4.1  Organization, Etc.

     (a) Each of Symantec, its subsidiaries listed on Section 4.1(a) of the Symantec Disclosure Statement (the "Symantec Subsidiaries") and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Symantec and each Symantec Subsidiary are duly qualified as a foreign Person to do business, and are each in good standing, in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually and in the aggregate, be reasonably expected to have a Symantec Material Adverse Effect. None of Symantec nor any Symantec Subsidiary is in violation of any provision of its certificate of incorporation, bylaws or any other charter document. For the purposes of this Agreement, "Symantec Material Adverse Effect" means any change, event or effect that is materially adverse to the consolidated business or results of operations or financial condition of Symantec and the Symantec Subsidiaries taken as a whole; provided, however, that: (i) any adverse change, event or effect arising from or relating to general business or economic conditions which does not affect Symantec in a materially disproportionate manner, shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a "Symantec Material Adverse Effect"; (ii) any adverse change, event or effect relating to or affecting the software industry generally or the security software industry generally, which does not affect Symantec in a materially disproportionate manner, shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a "Symantec Material Adverse Effect"; and (iii) any adverse change, event or effect arising from or relating to the announcement or pendency of the Merger, including, but not limited to, changes or effects which result from the loss of customers or delay, cancellation or cessation of orders for Symantec products, shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a "Symantec Material Adverse Effect".

     (b) Neither Symantec, the Symantec Subsidiaries or Merger Sub is in violation of any provision of its certificate of incorporation, bylaws or other charter documents.

     4.2 Authority Relative to This Agreement. Each of Symantec and Merger Sub has full corporate power and authority to execute and deliver this Agreement and consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby, have been duly and validly authorized by the unanimous vote of the board of directors of each of Symantec and Merger Sub, and no other corporate proceedings on the part of Symantec or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the approval of the issuance of Symantec Common Stock in the Merger by a majority of the shares of Symantec Common Stock represented at the Symantec Special Meeting or any adjournment or postponement thereof to the extent required by applicable law or the Nasdaq Marketplace Rules and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware). This Agreement has been duly and validly executed and delivered by Symantec and Merger Sub and, assuming due authorization, execution and delivery by AXENT, constitutes a valid and binding agreement of Symantec and Merger Sub, enforceable against Symantec and Merger Sub in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

     4.3 No Violations, Etc. No filing with or notification to, and no permit, authorization, consent or approval of, any Government Entity is necessary on the part of either Symantec or Merger Sub for the consummation by Symantec or Merger Sub of the Merger or the other transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as required by Delaware Law, (ii) the filing with the SEC and the effectiveness of the Registration Statement, (iii) the applicable requirements of the Exchange Act, state securities or "blue sky" laws, state takeover laws and the listing requirements of Nasdaq, (iv) any filings required under and in compliance with the HSR Act, (v) where the failure to make such filing or notification or to obtain such permit, authorization, consent or approval would not prevent or materially delay the Merger, or otherwise prevent or materially delay AXENT from performing its obligations under this Agreement or, individually or in the aggregate, be reasonably expected to have a Symantec Material Adverse Effect. Neither the execution and delivery of this Agreement, nor the consummation of the Merger or the other transactions contemplated hereby, nor compliance by Symantec and Merger Sub with all of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or other charter documents of Symantec or any Symantec Subsidiary, (ii) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to Symantec or any Symantec Subsidiary, or by which any of their properties or assets may be bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Symantec or any Symantec Subsidiary is a party or by which any of them or any of their properties or assets may be bound, except in the case of clauses (ii) or (iii) above, for any such conflicts, breaches, violations, defaults or other occurrences that would not (x) individually or in the aggregate, reasonably be expected to have a Symantec Material Adverse Effect, or (y) prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

     4.4 Capitalization. The authorized capital stock of Symantec consists of 100,000,000 shares of Common Stock, $0.01 par value, of which there were 60,993,287 shares issued and outstanding as of July 25, 2000, and 1,000,000 shares of Preferred Stock, $0.01 par value, of which no shares are issued or outstanding as of July 25, 2000, there are no warrants, options, convertible securities, calls, rights, stock appreciation rights, preemptive rights, rights of first refusal, or agreements or commitments of any nature obligating Symantec to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of Symantec, or obligating Symantec to grant, issue, extend, accelerate the vesting of, or enter into, any such warrant, option, convertible security, call, right, stock appreciation right, preemptive right, right of first refusal, agreement or commitment. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $0.001 par value, 100 of which, as of the date hereof, are issued and outstanding and are held by Symantec. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose. All outstanding shares of Symantec Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the certificate of incorporation or bylaws of Symantec or any agreement to which Symantec is a party or by which it is bound.

     4.5 Registration Statement; Joint Proxy Statement/Prospectus. The information supplied by Symantec for inclusion or incorporation by reference in the Registration Statement or Joint Proxy Statement/Prospectus as it relates to Symantec or Merger Sub, at the time the Registration Statement is declared effective or at the date the Joint Proxy Statement/Prospectus is first mailed to stockholders, respectively, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event with respect to Symantec or any Symantec Subsidiary shall occur which is required to be described in the Registration Statement or Joint Proxy Statement/Prospectus, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of AXENT. Notwithstanding the foregoing, Symantec makes no representation or warranty with respect to any information supplied by AXENT which is contained in the Registration Statement or Joint Proxy Statement/Prospectus.

     4.6 SEC Filings. Symantec has filed with the SEC all required forms, reports, registration statements and documents required to be filed by it with the SEC (collectively, all such forms, reports, registration statements and documents filed after January 1, 1997 are referred to herein as the "Symantec SEC Reports"), all of which complied as to form when filed in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be. Accurate and complete copies of the Symantec SEC reports have been made available to AXENT. The Symantec SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not, at the time they were filed (or, if amended or superseded by filing prior to the date hereof, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in the Symantec SEC Reports, to the knowledge of Symantec, each of Symantec's officers and directors has complied with all filing requirements under Section 13 and Section 16(a) of the Exchange Act. For purposes of this Agreement, the "knowledge of Symantec" shall mean the actual knowledge of Symantec's directors and executive officers.

     4.7 Compliance with Laws. Neither Symantec nor any Symantec Subsidiary has violated or failed to comply with any statute, law, ordinance, rule or regulation (including, without limitation, relating to the export or import of goods or technology) of any foreign, federal, state or local government or any other governmental department or agency, except where any such violations or failures to comply would not, individually or in the aggregate, be reasonably expected to have a Symantec Material Adverse Effect. Symantec and Merger Sub have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted and as proposed to be conducted, except for those the absence of which would not, individually or in the aggregate, be reasonably expected to have a Symantec Material Adverse Effect.

     4.8 Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Symantec SEC Reports (the "Symantec Financial Statements"), (x) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (y) fairly presented the consolidated financial position of Symantec and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Symantec, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Symantec contained in Symantec's Form 10-K for the fiscal year ended March 31, 2000 is hereinafter referred to as the "Symantec Balance Sheet."

     4.9 Absence of Undisclosed Liabilities. Neither Symantec nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) other than liabilities or obligations: (i) included in the Symantec Balance Sheet and the related notes to the financial statements; (ii) reflected in the Symantec SEC Reports through the date of the filing of Symantec's Annual Report on Form 10-K in respect of the fiscal year ending March 31, 2000; (iii) liabilities incurred since the Reference Date in the ordinary course of business consistent with past practice which, individually or in the aggregate, would not reasonably be expected to have an Symantec Material Adverse Effect; (iv) which are not and will not have, individually or in the aggregate, an Symantec Material Adverse Effect; and (v) under this Agreement.

     4.10 Absence of Changes or Events. Except as contemplated by this Agreement, between March 31, 2000 and the date of this Agreement, Symantec has not incurred, suffered or made: (i) any Symantec Material Adverse Effect as of the date of this Agreement; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Symantec's or any of its Subsidiaries' capital stock, or any purchase, redemption or other acquisition by Symantec of any of Symantec's capital stock or any other securities of Symantec or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases which are not, individually or in the aggregate, material in amount from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements;
(iii) any material change by Symantec in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; (iv) any material revaluation by Symantec of any of its material assets, including writing off notes or accounts receivable other than in the ordinary course of business; or
(v) any amendment to the Symantec certificate of incorporation, bylaws, or any other charter document, or execution of any merger, consolidation, share exchange, business combination or recapitalization.

     4.11  Litigation.

     (a) Except as set forth in Symantec's Form 10-K for the year ended March 31, 2000, there is no Action pending or, to the knowledge of Symantec, threatened against Symantec or any of its Subsidiaries, or any of their respective officers and directors (in their capacities as such), or involving any of their assets, before any court, or governmental or regulatory authority or body, or arbitration tribunal, except for those Actions which, individually or in the aggregate, would not reasonably be expected to have a Symantec Material Adverse Effect. There is no Action pending or, to the knowledge of Symantec, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the transactions anticipated by this Agreement.

     (b) There is no outstanding judgment, order, writ, injunction or decree of any court, governmental or regulatory authority or body, or arbitration tribunal in a proceeding to which Symantec, any Subsidiary of Symantec, or any of their assets is or was a party or by which Symantec, any Subsidiary of Symantec, or any of their assets is bound, except for those judgments, orders, writs, injunctions or decrees which, individually or in the aggregate, would not reasonably be expected to have an Symantec Material Adverse Effect.

     4.12 Fairness Opinion. Symantec has received the opinion of Donaldson Lufkin & Jenrette Securities Corporation dated the date of this Agreement to the effect that, as of the date hereof, the consideration paid by Symantec in the Merger is fair to Symantec from a financial point of view.

     4.13  [Intentionally Omitted].

     4.14  [Intentionally Omitted].

     4.15 Officer's Certificate as to Tax Matters. Symantec knows of no reason why it will be unable to deliver to Heller Ehrman White & McAuliffe LLP and Shaw Pittman LLP at the Closing an Officer's Certificate in form sufficient to enable each such counsel to render the opinions required by Section 6.6.

     4.16 Taxes. Symantec and each of its Subsidiaries have filed all Tax Returns required to be filed by them, and have paid (or Symantec has paid on behalf of its Subsidiaries), all Taxes required to be paid as shown on such Tax Returns. The most recent financial statements contained in the Symantec SEC Reports reflect an adequate accrual (which accruals were established in accordance with GAAP) for the payment of all Taxes payable by Symantec and its Subsidiaries, as of the date of such financial statements. Except as reasonably would not be expected to have a Symantec Material Adverse Effect, no deficiencies for any Taxes have been proposed, asserted or assessed against Symantec or any of its Subsidiaries. Neither Symantec nor any of its Subsidiaries has filed for any extension of time to file any Tax Return. None of Symantec and its Subsidiaries is aware of any reason why the Merger will fail to qualify as a reorganization under the provisions of Section 368(a) of the Code.

     4.17 Intellectual Property. Except where the failure of any of the following representations to be true would not be reasonably expected to have a Symantec Material Adverse Effect:

          (a) Symantec and its Subsidiaries own or have the right to use all intellectual property used to conduct their respective businesses (such intellectual property and the rights thereto are collectively referred to herein as the "Symantec IP Rights").

          (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any Symantec IP Rights, will not (i) cause the modification of any terms of any licenses or agreements relating to any Symantec IP Rights including but not limited to the modification of the effective rate of any royalties or other payments provided for in any such license or agreement, (ii) cause the forfeiture or termination of any Symantec IP Rights, (iii) give rise to a right of forfeiture or termination of any Symantec IP Rights or (iv) materially impair the right of Symantec to use, sell or license any Symantec IP Rights or portion thereof.

          (c) Neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by Symantec or any of its Subsidiaries (i) violates in any material respect any license or agreement between Symantec or any of its Subsidiaries and any third party or (ii) infringes in any material respect any patents or other intellectual property rights of any other party; and there is no pending or, to the knowledge of Symantec, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Symantec IP Rights, or asserting that any Symantec IP Rights or the proposed use, sale, license or disposition thereof, or the manufacture, use or sale of any Symantec products, conflicts or will conflict with the rights of any other party.

          (d) Neither Symantec nor any of its Subsidiaries is aware or has reason to believe that any of its employees or consultants is obligated under any contract, covenant or other agreement or commitment of any nature, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's or consultant's best efforts to promote the interests of Symantec and its Subsidiaries or that would conflict with the business of Symantec as presently conducted or proposed to be conducted. Neither Symantec nor any of its Subsidiaries has entered into any agreement to indemnify any other person, including but not limited to any employee or consultant of Symantec or any of its Subsidiaries, against any charge of infringement, misappropriation or misuse of any intellectual property, other than indemnification provisions contained in purchase orders, license agreements, distribution agreements or other agreements arising in the ordinary course of business. To the knowledge of Symantec, all current and former employees and consultants of any of Symantec or any of its Subsidiaries have signed valid and enforceable written assignments to Symantec or its Subsidiaries of any and all rights or claims in any intellectual property that any such employee or consultant has or may have by reason of any contribution, participation or other role in the development, conception, creation, reduction to practice or authorship of any invention, innovation, development or work of authorship or any other intellectual property that is used in the business of Symantec, and Symantec and its Subsidiaries possess signed copies of all such written assignments by such employees and consultants.

     4.18 Year 2000 Compliance. All of Symantec's products currently being sold, both individually and when operating in conjunction with all other systems or products with which they are designed to interface, are Year 2000 Compliant.

                                   ARTICLE V

                                   COVENANTS

     5.1 Conduct of Business During Interim Period. Except as contemplated or required by this Agreement or as expressly consented to in writing by Symantec, which consent shall not be unreasonably withheld, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, each of AXENT and its Subsidiaries will (i) conduct its operations according to its ordinary and usual course of business consistent with past practice, (ii) use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees in each business function and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it, and (iii) not take any action which would adversely affect its ability to consummate the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the earlier of the termination of this Agreement or Effective Time neither AXENT nor any of its Subsidiaries will, without the prior written consent of Symantec (which consent shall not be unreasonably withheld), directly or indirectly, do any of the following:

          (a) enter into, violate, extend, amend or otherwise modify or waive any of the terms of (i) any material joint venture, license (other than end user licenses), or agreement relating to the joint development or transfer of technology or AXENT IP Rights or (ii) except in the ordinary course of business and consistent with past practice, any other material agreements, commitments or contracts (including end user licenses);

          (b) split, combine or reclassify any shares of its capital stock;

          (c) except as permitted in Section 5.4(e) of this Agreement authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with any other person with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities, any material change in capitalization, or any material partnership, association, joint venture, joint development, technology transfer, or other material business alliance;

          (d) fail to renew any insurance policy naming it as a beneficiary or a loss payee, or take any steps or fail to take any steps that would permit any insurance policy naming it as a beneficiary or a loss payee to be canceled, terminated or materially altered, except in the ordinary course of business and consistent with past practice and following written notice to Symantec;

          (e) maintain its books and records in a manner other than in the ordinary course of business and consistent with past practice;

          (f) enter into any hedging, option, derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency other than in the ordinary course of business and consistent with past practice;

          (g) institute any change in its accounting methods, principles or practices other than as required by GAAP, or the rules and regulations promulgated by the SEC, or revalue any assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivables;

          (h) in respect of any Taxes, make or change any material election, change any accounting method, enter into any closing agreement, settle any material claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment except as required by applicable law;

          (i) suspend, terminate or otherwise discontinue any planned or ongoing material research and development activities, programs or other such activities;

          (j) issue any capital stock or other options, warrants or other rights to purchase or acquire capital stock, other than: (i) the grant or exercise of purchase rights pursuant to the AXENT Purchase Plan as contemplated by
     Section 2.2(b); (ii) the exercise of AXENT Options outstanding as of the date of this Agreement; or (iii) AXENT Options granted in the ordinary course of business consistent with past practice under the AXENT Stock Plans to newly-hired employees of AXENT; provided that AXENT shall not grant in any calendar month between the date of this Agreement and the Effective Time, AXENT Options to purchase, in the aggregate, a number of shares of AXENT Common Stock in excess of 110% of the monthly average of the number of shares of AXENT Common Stock subject to AXENT Options granted in the six calendar months prior to the date of this Agreement; or

          (k) take or agree to take, any of the actions described in Section 3.10, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

     5.2  No Solicitation.

     (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VIII, AXENT and its Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any Acquisition Transaction. Notwithstanding anything to the contrary contained in this Section 5.2 or in any other provision of this Agreement, AXENT and its board of directors: (i) may furnish information to, or participate in discussions with, any third party that has made an unsolicited Acquisition Proposal (a "Potential Acquiror") that the board reasonably concludes may lead to a Superior Offer (as defined in Section 5.4(e) hereof); and (ii) may participate in discussions or negotiations with any Potential Acquiror or approve an unsolicited Acquisition Proposal if the board is advised by its financial advisor that the Potential Acquiror submitting such Acquisition Proposal has the financial wherewithal to be reasonably capable of consummating such an Acquisition Proposal, and the board determines in good faith, (A) after receiving advice from its financial advisor, that such Acquisition Proposal is a Superior Offer (as defined in Section 5.4(e) hereof), and (B) after consultation with its legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information or approve an Acquisition Proposal would be inconsistent with the board's fiduciary duties under applicable law. AXENT agrees that any non-public information furnished to a Potential Acquiror will be pursuant to a confidentiality, standstill and nonsolicitation agreement containing provisions at least as favorable to AXENT as the confidentiality, standstill and nonsolicitation provisions of the Confidentiality Agreement (as defined in Section 5.3). In the event that AXENT shall determine to provide any information as described above, or shall receive any Acquisition Proposal (or any material amendment to an Acquisition Proposal previously received), it shall promptly, and in any event within 24 hours, inform Symantec in writing as to that fact and shall furnish to Symantec the identity of the recipient of such information to be provided and/or the Potential Acquiror and the terms of such Acquisition Proposal (or material amendment).

     For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Symantec) relating to any Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" shall mean any transaction or series of related transactions involving: (A) any purchase from AXENT or acquisition by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 30% interest in the total outstanding voting securities of AXENT or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 30% or more of the total outstanding voting securities of AXENT or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving AXENT; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 30% of the assets of AXENT; or (C) any liquidation or dissolution of AXENT.

     (b) In addition to the obligations of AXENT set forth in Section 5.2(a), AXENT as promptly as practicable shall advise Symantec orally and in writing of any Acquisition Proposal or any request for non-public information or inquiry which AXENT reasonably believes would lead to an Acquisition Proposal or to any Acquisition Transaction, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry. AXENT will keep Symantec informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry.

     5.3 Access to Information. From the date of this Agreement until the Effective Time, AXENT and Symantec will each afford to the other and their authorized representatives (including counsel, environmental and other consultants, accountants, auditors and agents) reasonable access during normal business hours and upon reasonable notice to all of its facilities, personnel and operations and to all of its and its Subsidiaries books and records, will permit the other and its authorized representatives to conduct inspections as they may reasonably request and will instruct its officers and those of its Subsidiaries to furnish such persons with such financial and operating data and other information with respect to its business and properties as they may from time to time reasonably request, subject to the restrictions set forth in the Confidentiality Agreement, dated as of June 19, 2000 between Symantec and AXENT (the "Confidentiality Agreement"). Symantec and Merger Sub agree that each of them will treat any such information in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms.

     5.4  Special Meetings; Registration Statement; Board Recommendations.

     (a) AXENT Special Meeting. Promptly after the date hereof, subject to
Section 5.4(e), AXENT will take all action necessary in accordance with Delaware Law and its certificate of incorporation and bylaws to convene a meeting of AXENT's stockholders to consider adoption of this Agreement and approval of the Merger (the "AXENT Special Meeting") to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement. Subject to
Section 5.4(e), AXENT will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, AXENT may adjourn or postpone the AXENT Special Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to AXENT's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the AXENT Special Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of AXENT Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the AXENT Special Meeting. AXENT shall ensure that the AXENT Special Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by AXENT in connection with the AXENT Special Meeting are solicited, in compliance with the Delaware Law, AXENT's certificate of incorporation and bylaws, the rules of Nasdaq and all other applicable legal requirements.

     (b) Symantec Special Meeting. Promptly after the date hereof, Symantec will take all action necessary in accordance with Delaware Law and its certificate of incorporation and bylaws to convene a meeting of Symantec's stockholders to consider the issuance of Symantec Common Stock in the Merger (the "Symantec Special Meeting") to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement. Symantec will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the issuance of Symantec Common Stock in the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approval. Notwithstanding anything to the contrary contained in this Agreement, Symantec may adjourn or postpone the Symantec Special Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to Symantec's stockholders in advance of a vote on the issuance of Symantec Common Stock in the Merger and this Agreement or, if as of the time for which the Symantec Special Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Symantec Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Symantec Special Meeting. Symantec shall ensure that the Symantec Special Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Symantec in connection with the Symantec Special Meeting are solicited, in compliance with the Delaware Law, Symantec's certificate of incorporation and bylaws, the rules of Nasdaq and all other applicable legal requirements.

     (c) Subject to Section 5.4(e): (i) the board of directors of AXENT shall unanimously recommend that AXENT's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the AXENT Special Meeting; (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of AXENT has unanimously recommended that AXENT's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the AXENT Special Meeting; and (iii) neither the board of directors of AXENT nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Symantec, the unanimous recommendation of the board of directors of AXENT that AXENT's stockholders vote in favor of and adopt and approve this Agreement and the Merger. For purposes of this Agreement, said recommendation of the board of directors shall be deemed to have been modified in a manner adverse to Symantec if said recommendation shall no longer be unanimous, provided that, for all purposes of this Agreement, an action by any board of directors or committee thereof shall be unanimous if each member of such board of directors or committee has approved such action other than (i) any such member who has appropriately abstained from voting on such matter because of an actual or potential conflict of interest and (ii) any such member who is unable to vote in connection with such action as a result of death or disability.

     (d) (i) the board of directors of Symantec shall unanimously recommend that Symantec's stockholders vote in favor of the issuance of Symantec Common Stock in the Merger at the Symantec Special Meeting; (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of Symantec has unanimously recommended that Symantec's stockholders vote in favor of the issuance of Symantec Common Stock in the Merger at the Symantec Special Meeting; and (iii) neither the board of directors of Symantec nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to AXENT, the unanimous recommendation of the board of directors of Symantec that Symantec's stockholders vote in favor of the issuance of Symantec Common Stock in the Merger. For purposes of this Agreement, said recommendation of the board of directors shall be deemed to have been modified in a manner adverse to AXENT if said recommendation shall no longer be unanimous, provided that, for all purposes of this Agreement, an action by any board of directors or committee thereof shall be unanimous if each member of such board of directors or committee has approved such action other than (i) any such member who has appropriately abstained from voting on such matter because of an actual or potential conflict of interest and (ii) any such member who is unable to vote in connection with such action as a result of death or disability.

     (e) Nothing in this Agreement shall prevent the board of directors of AXENT from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of the Merger if (i) a Superior Offer (as defined below) is made to AXENT and is not withdrawn, (ii) AXENT shall have provided written notice to Symantec (a "Notice of Superior Offer") advising Symantec that AXENT has received a Superior Offer, specifying the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer, (iii) Symantec shall not have, within five (5) business days of Symantec's receipt of the Notice of Superior Proposal, made an offer that AXENT Board by a majority vote determines in its good faith judgment (based on the written advice of its financial advisor) to be at least as favorable to AXENT's stockholders as such Superior Proposal (it being agreed that AXENT Board shall convene a meeting to consider any such offer by Symantec promptly following the receipt thereof), (iv) the board of directors of AXENT concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the failure to withhold, withdraw, amend or modify such recommendation would be inconsistent with the fiduciary obligations of the board of directors of AXENT to AXENT's stockholders under applicable law and (v) AXENT shall not have violated any of the restrictions set forth in Section 5.2 or this Section 5.4(e). AXENT shall provide Symantec with at least three business days prior notice (or such lesser prior notice as provided to the members of AXENT's board of directors but in no event less than twenty-four hours) of any meeting of AXENT's board of directors at which AXENT's board of directors is reasonably expected to consider any Acquisition Transaction. For purposes of this Agreement "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving AXENT pursuant to which the stockholders of AXENT immediately preceding such transaction hold less than a majority of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving AXENT), directly or indirectly, of ownership of 90% of the then outstanding shares of capital stock of AXENT, on terms that the board of directors of AXENT determines, in its reasonable judgment (based on the written advice of its financial advisor) to be more favorable to AXENT stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of AXENT's board of directors (based on the advice of its financial advisor) to be obtained by such third party on a timely basis.

     (f) Nothing contained in this Agreement shall prohibit AXENT or its board of directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

     (g) As promptly as practicable after the execution of this Agreement, AXENT and Symantec shall mutually prepare, and AXENT shall file with the SEC, a preliminary form of the Joint Proxy Statement/ Prospectus. As promptly as practicable following receipt of SEC comments on such preliminary Joint Proxy Statement/Prospectus, Symantec and AXENT shall mutually prepare a response to such comments. Upon resolution of all comments, Symantec shall file the Registration Statement with the SEC. Symantec and AXENT shall use all commercially reasonable efforts to have the preliminary Joint Proxy Statement/ Prospectus cleared by the SEC and the Registration Statement declared effective by the SEC as promptly as practicable. Symantec shall also take any action required to be taken under applicable state blue sky or securities laws in connection with Symantec Common Stock to be issued in exchange for the shares of AXENT Common Stock. Symantec and AXENT shall promptly furnish to each other all information, and take such other actions (including without limitation using all commercially reasonable efforts to provide any required consents of their respective independent auditors), as may reasonably be requested in connection with any action by any of them in connection with the preceding sentences of this Section 5.4(g). Whenever any party learns of the occurrence of any event which is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the Registration Statement or any other filing made pursuant to this Section 5.4(g), Symantec or AXENT, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff and/or mailing to stockholders of AXENT such amendment or supplement.

     (h) Subject to Section 5.4(e), the Joint Proxy Statement/Prospectus shall contain the unanimous recommendation of the board of directors of AXENT in favor of the approval and adoption of this Agreement.

     (i) The Joint Proxy Statement/Prospectus shall contain the unanimous recommendation of the board of directors of Symantec in favor of the issuance of Symantec Common Stock in the Merger.

     5.5  Commercially Reasonable Efforts.

     (a) Subject to the terms and conditions herein provided, Symantec, Merger Sub and AXENT shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or appropriate under this Agreement, applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) promptly filing Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and responding as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation, (ii) using commercially reasonable efforts to obtain all necessary governmental and private party consents, approvals or waivers, and (iii) using commercially reasonable efforts to lift any legal bar to the Merger. Symantec shall cause Merger Sub to perform all of its obligations under this Agreement.

     (b) Notwithstanding anything to the contrary in this Agreement, neither Symantec, nor the Surviving Corporation, nor any of their Subsidiaries shall be required to (i) divest, hold separate or license any business(es), product line(s) or asset(s), (ii) take any action or accept any limitation that would reasonably be expected to have a Symantec Material Adverse Effect or an AXENT Material Adverse Effect, or (iii) agree to any of the foregoing.

     5.6 Public Announcements. Before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated hereby, Symantec, Merger Sub and AXENT agree to consult with each other as to its form and substance, and agree not to issue any such press release or general communication to employees or make any public statement prior to obtaining the consent of the other (which shall not be unreasonably withheld or delayed), except as may be required by applicable law or by the rules and regulations of or listing agreement with Nasdaq or as may otherwise be required by Nasdaq or the SEC.

     5.7 Notification of Certain Matters. Each of AXENT and Symantec shall promptly notify the other party of the occurrence or non-occurrence of any event the respective occurrence or non-occurrence of which would be reasonably likely to cause any condition to the obligations of the notifying party to effect the Merger not to be fulfilled. Each of AXENT and Symantec shall also give prompt notice to the other of any communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or other transactions contemplated hereby.

     5.8  Indemnification.

     (a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Symantec shall cause the Surviving Corporation to fulfill and honor, the provisions with respect to indemnification, the advancement of fees and expenses, and exculpation that are at least as favorable with respect to AXENT, its Subsidiaries and the Indemnified Parties as those set forth in the certificate of incorporation and bylaws of AXENT as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any of the Indemnified Parties. In addition, Symantec shall cause the Surviving Corporation to fulfill and honor the obligations of AXENT pursuant to indemnification agreements and agreements for advancement of fees and expenses between AXENT and any of the Indemnified Parties which are listed in Section 3.14 of the AXENT Disclosure Statement and provisions for any indemnification, advancement of fees and expenses and exculpation under the certificate of incorporation or bylaws of AXENT as in effect on the date hereof. "Indemnified Parties" shall include each person who is or was a director or officer of AXENT or any Subsidiary of AXENT at any time before the Effective Time, and each person who serves or has in the past served at the request of AXENT or any subsidiary of AXENT as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at any time before the Effective Time.

     (b) For a period of six years after the Effective Time, Symantec shall indemnify and hold harmless the Indemnified Parties against and from any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (and whether arising before or after the Effective Time), to the extent arising out of or pertaining to any action or omission in his or her capacity as a director or officer of AXENT arising out of or pertaining to the transactions contemplated by this Agreement. In the event of the commencement or assertion of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time must be reasonably satisfactory to Symantec, (ii) after the Effective Time, Symantec shall pay or cause to be paid the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (iii) Symantec shall, and shall cause the Surviving Corporation to, cooperate in the defense of any such matter; provided, however, that neither Symantec nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims (and the matters giving rise thereto) shall continue until the disposition of any and all such claims (and the matters giving rise thereto). The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless any Indemnified Party determines in good faith (after consultation with legal counsel) that there is, under applicable standards of professional conduct, a conflict between the positions of any two or more Indemnified Parties. In the event Symantec or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.8, proper provision shall be made so that the successors and assigns of Symantec and the Surviving Corporation assume the obligations set forth in this
Section 5.8, and none of the actions described in clause (i) or (ii) shall be taken until such provision is made.

     (c) Without limiting any of the obligations of Symantec or the Surviving Corporation set forth elsewhere in this Section 5.8, for a period of six years after the Effective Time, Symantec shall cause the Surviving Corporation to maintain in effect, to the extent available, directors' and officers' liability insurance covering those persons who are currently covered by AXENT's directors' and officers' liability insurance policy on terms no less favorable to such persons as those applicable under the policy of directors' and officers' liability insurance currently maintained by AXENT; provided, however, that in no event shall Symantec or the Surviving Corporation be required to expend for coverage for any one year in excess of 200% of the annual premium currently paid by AXENT for such coverage, and that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated instead to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     (d) Symantec shall cause the Surviving Corporation to perform its obligations under this Section 5.8 and shall, in addition, guarantee, as co-obligor with the Surviving Corporation, the performance of such obligations by the Surviving Corporation.

     (e) Each Indemnified Party shall comply with the reasonable requests of the Surviving Corporation or Symantec in defending or settling any action hereunder; provided, however, that no proposed settlement of any such action need be considered by any Indemnified Party if (A) such settlement involves no finding or admission of any liability by any Indemnified Party and (B) the sole relief provided in connection with such settlement is monetary damages that are paid in full by the Surviving Corporation or Symantec.

     (f) This Section 5.8 shall survive the consummation of the Merger, is intended to benefit AXENT, the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Symantec, and shall be enforceable by the Indemnified Parties.

     5.9  [Intentionally Omitted].

     5.10 AXENT Affiliate Agreements. Concurrently with the execution and delivery hereof, AXENT shall deliver to Symantec a list (reasonably satisfactory to counsel for Symantec), setting forth the names of all persons who are expected to be, at the Effective Time, in AXENT's reasonable judgment, Affiliates of AXENT. AXENT shall furnish such information and documents as Symantec may reasonably request for the purpose of reviewing such list. AXENT shall deliver a written agreement in substantially the form of Exhibit C hereto (an "AXENT Affiliate Agreement") executed by each person identified as an Affiliate in the list furnished pursuant to this Section 5.10(a) within ten (10) days after the execution of this Agreement.

     5.11 Nasdaq Listing. Prior to the Effective Time, Symantec agrees to cause the shares of Symantec Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger to be authorized for listing on Nasdaq, subject to official notice of issuance.

     5.12 Resignation of Directors and Officers. Prior to the Effective Time, AXENT shall deliver to Symantec at no cost the resignations of such directors and officers of AXENT and its Subsidiaries as Symantec shall specify at least ten business days prior to the Closing, effective at the Effective Time.

     5.13 Consents of Symantec's and AXENT's Accountants. Each of Symantec and AXENT shall use commercially reasonable efforts to cause its independent accountants to deliver to Symantec a consent, dated the date on which the Registration Statement shall become effective, in form reasonably satisfactory to Symantec and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

     5.14 Form S-8. No later than thirty (30) business days after the Effective Time, Symantec shall file with the SEC a Registration Statement, on Form S-8 or other appropriate form under the Securities Act, to register Symantec Common Stock issuable upon exercise of the Symantec Exchange Options and shares of Symantec Common Stock issuable pursuant to the AXENT Purchase Plan following the Effective Time. Symantec shall use commercially reasonable efforts to cause such Registration Statement to remain effective until the exercise or expiration of such options.

     5.15 Notification of Certain Matters. AXENT shall give prompt notice to Symantec and Merger Sub, and Symantec and Merger Sub shall give prompt notice to AXENT, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of the AXENT, Symantec or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (iv) any facts or circumstances arise that could reasonably be expected to result in an AXENT Material Adverse Effect or a Symantec Material Adverse Effect, as the case may be.

     5.16  SEC Filings.

     (a) AXENT will deliver promptly to Symantec true and complete copies of each report, registration statement or statement mailed by it to its security holders generally or filed by it with the SEC, in each case subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such reports, including the consolidated financial statements included therein, and statements (excluding any information therein provided by Symantec or Merger Sub, as to which AXENT makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in such reports, (x) shall comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (y) shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) shall fairly present the consolidated financial position of AXENT and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.

     (b) Symantec will deliver promptly to AXENT true and complete copies of each report filed by it with the SEC subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such reports, including the consolidated financial statements included therein, and statements (excluding any information therein provided by AXENT, as to which Symantec makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in such reports (x) shall comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (y) shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) shall fairly present the consolidated financial position of Symantec and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.

     5.17 Employee Benefit Matters. Symantec agrees to cause employees of AXENT who continue as employees of Symantec following the Effective Time to be eligible to participate in the Symantec Purchase Plan and Symantec's 1996 Equity Incentive Plan and health and welfare benefit plans, programs and practices of Symantec generally applicable to other similarly-situated employees of Symantec (the "Symantec Plans"). Symantec shall recognize, from and after the Effective Time, each AXENT employee's service with AXENT for purposes of determining eligibility to participate in and vesting, and, if applicable, eligibility to commence participation in retirement plans (excluding benefit accruals), under the Symantec Plans. Compensation provided to employees of AXENT who continue as employees of Symantec following the Effective Time shall be determined by Symantec in its sole discretion. After the Effective Time, AXENT will honor its obligations under the AXENT Executive Severance General Guidelines.

     5.18 Certain Matters. On or prior to the Closing Date, Symantec shall obtain the approval of its board of directors in accordance with rule 16b-3 under the Exchange Act of the exchange of securities as contemplated by this Agreement consistent with the SEC no-action letter issued to Skadden Arps Slater Meagher & Flom dated January 12, 1999.

                                   ARTICLE VI

                  CONDITIONS TO THE OBLIGATIONS OF EACH PARTY

     The respective obligations of each party to this Agreement to effect the Merger shall be subject to the fulfillment on or before the Effective Time of each of the following conditions, any one or more of which may be waived in writing by all the parties hereto:

     6.1 Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

     6.2 AXENT Stockholder Approval. The approval of a majority of the outstanding shares of AXENT Common Stock for adoption of the Merger Agreement and approval of the Merger shall have been obtained at the AXENT Special Meeting or any adjournment or postponement thereof.

     6.3 Symantec Stockholder Approval. The approval of a majority of the shares of Symantec Common Stock represented at the Symantec Special Meeting in favor of the issuance of Symantec Common Stock in the Merger shall have been obtained at the Symantec Special Meeting or any adjournment or postponement thereof.

     6.4 Listing of Additional Shares. The Symantec Common Stock issuable in connection with the Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance on Nasdaq.

     6.5 Governmental Clearances. The waiting period applicable to consummation of the Merger under the HSR Act shall have expired or been terminated. Other than the filing of the Certificate of Merger which shall be accomplished as provided in Section 1.2, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Government Entity the failure of which to obtain or comply with would be reasonably likely to have an AXENT Material Adverse Effect or a Symantec Material Adverse Effect shall have been obtained or filed.

     6.6 Tax Matters. Each of Symantec and Merger Sub shall have received an opinion of Heller Ehrman White & McAuliffe LLP, counsel to Symantec and Merger Sub, and AXENT shall have received an opinion of Shaw Pittman LLP, counsel to AXENT, each such opinion dated as of the Effective Time, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Symantec, Merger Sub and AXENT will be a party to such reorganization within the meaning of Section 368(b) of the Code; and (iii) except with respect to cash received in lieu of fractional share interest in Symantec Common Stock, no gain or loss will be recognized, for United States federal income tax purposes, by a stockholder of AXENT as a result of the Merger with respect to the shares of AXENT Common Stock converted into Symantec Common Stock. The opinions referred to in the preceding sentence will be based in part on representations to be made by the parties, and Symantec, Merger Sub and AXENT agree to deliver officer's certificates to counsel, in form and substance satisfactory to counsel, on which counsel may rely in rendering such opinions. If counsel to either Symantec or AXENT does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion in the required form to such party.

     6.7 Statute or Decree. No writ, order, temporary restraining order, preliminary injunction or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority, which remains in effect, and prohibits the consummation of the Merger or otherwise makes it illegal, nor shall any governmental agency have instituted any action, suit or proceeding which remains pending and which seeks, and which is reasonably likely, to enjoin, restrain or prohibit the consummation of the Merger in accordance with the terms of this Agreement.

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

                                  ARTICLE VII

              CONDITIONS TO THE OBLIGATIONS OF AXENT AND SYMANTEC

     7.1 Additional Conditions to the Obligations of AXENT. The obligations of AXENT to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by AXENT:

          (a) The representations and warranties of Symantec and Merger Sub contained in this Agreement (without regard to any materiality exceptions or provisions therein) shall be true and correct, in all material respects, as of the Effective Time, with the same force and effect as if made at the Effective Time, except (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of the representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (iii) where the failure of such representations and warranties to be so true and correct does not have a Symantec Material Adverse Effect.

          (b) Symantec and Merger Sub shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

          (c) Symantec and Merger Sub shall have furnished a certificate or certificates of Symantec and Merger Sub executed on behalf of one or more of their respective officers to evidence compliance with the conditions set forth in Sections 7.1(a) and (b) of this Agreement.

     7.2  Additional Conditions to the Obligations of Symantec and Merger
Sub. The obligations of Symantec and Merger Sub to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Symantec:

          (a) The representations and warranties of AXENT contained in this Agreement (without regard to any materiality exceptions or provisions therein) shall be true and correct, in all material respects, as of the Effective Time, with the same force and effect as if made at the Effective Time, except (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of the representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (iii) where the failure of such representations and warranties to be so true and correct does not have an AXENT Material Adverse Effect.

          (b) AXENT shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

          (c) AXENT shall have furnished a certificate of AXENT executed by one of its officers to evidence compliance with the conditions set forth in Sections 7.2(a) and (b) of this Agreement.

          (d) Any consents, approvals, notifications, disclosures, and filings and registrations listed in Schedule 3.3 of the AXENT Disclosure Statement shall have been obtained or made, unless the failure to have obtained or made any such consent, approval, notification, disclosure, filing or registration would not have an AXENT Material Adverse Effect or a Symantec Material Adverse Effect.

                                  ARTICLE VIII

                                  TERMINATION

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the stockholders of AXENT:

          (a) by mutual written consent duly authorized by the boards of directors of Symantec and AXENT;

          (b) by either AXENT or Symantec if the Merger shall not have been consummated by January 31, 2001 (the "End Date") for any reason; provided, however, that the right to terminate this Agreement

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

     under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

          (c) by either AXENT or Symantec if a court of competent jurisdiction or other Government Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

          (d) by AXENT or Symantec if the required approval of the stockholders of AXENT contemplated by this Agreement shall not have been obtained by reason of the failure to hold a meeting or the failure to obtain the required vote at a meeting of AXENT stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to AXENT where the failure to hold a meeting or the failure to obtain AXENT stockholder approval shall have been caused by the action or failure to act of AXENT (other than in compliance with Section 5.4(e)) and such action or failure to act constitutes a material breach by AXENT of this Agreement.

          (e) by AXENT or Symantec if the required approval of the stockholders of Symantec contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Symantec stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this
     Section 8.1(e) shall not be available to Symantec where the failure to obtain Symantec stockholder approval shall have been caused by the action or failure to act of Symantec and such action or failure to act constitutes a material breach by Symantec of this Agreement.

          (f) by Symantec (at any time prior to the Effective Time) if an AXENT Triggering Event (as defined below) shall have occurred;

          (g) by AXENT, upon a breach of any representation, warranty, covenant or agreement on the part of Symantec set forth in this Agreement, or if any representation or warranty of Symantec shall have become untrue, in either case such that the conditions set forth in Section 7.1(a) or Section 7.1(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that such inaccuracy in Symantec's representations and warranties or breach by Symantec remains uncured on the date which is twenty (20) business days following written notice of such breach or inaccuracy from AXENT to Symantec (it being understood that AXENT may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement and remains in breach of this agreement as of the date of such termination);

          (h) by Symantec, upon a breach of any representation, warranty, covenant or agreement on the part of AXENT set forth in this Agreement, or if any representation or warranty of AXENT shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that such inaccuracy in AXENT's representations and warranties or breach by AXENT remains uncured on the date which is twenty (20) business days following written notice of such breach or inaccuracy from Symantec to AXENT (it being understood that Symantec may not terminate this Agreement pursuant to this paragraph (h) if it shall have materially breached this Agreement and remains in breach of this agreement as of the date of such termination);

          (i) For the purposes of this Agreement, an "AXENT Triggering Event" shall be deemed to have occurred if: (i) the board of directors of AXENT or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Symantec its unanimous recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger; (ii) AXENT shall have failed to include in the Joint Proxy Statement/Prospectus the unanimous recommendation of the board of directors of AXENT in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the board of directors of AXENT fails to reaffirm its

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

     unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within ten (10) days after Symantec requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal; (iv) the board of directors of AXENT or any committee thereof shall have approved or recommended any Acquisition Proposal; or (v) a tender or exchange offer relating to securities of AXENT shall have been commenced by a Person unaffiliated with Symantec and AXENT shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that AXENT recommends rejection of such tender or exchange offer.

     8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (i) as set forth in
Section 5.3, this Section 8.2, Section 8.3 and Article IX (miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     8.3  Fees and Expenses.

     (a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Symantec and AXENT shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto. Symantec shall pay all fees and expenses in connection with any filings under the HSR Act.

     (b) AXENT Payments. In the event that this Agreement is terminated by Symantec or AXENT, as applicable, pursuant to Sections 8.1(b), (d) or (f), AXENT shall promptly, but in no event later than two days after the date of such termination, pay Symantec a fee equal to $28.0 million, plus all reasonable documented expenses incurred by Symantec in connection with this Agreement and the transactions contemplated hereby, in immediately available funds (the "Termination Fee"); provided, that in the case of termination under Section 8.1(b) or 8.1(d): (i) such payment shall be made only if following the date hereof and prior to the termination of this Agreement, a third party has publicly announced an Acquisition Proposal and within nine (9) months following the termination of this Agreement an AXENT Acquisition (as defined below) is consummated or AXENT enters into an agreement providing for an AXENT Acquisition and such AXENT Acquisition is later consummated with the person (or another person controlling, controlled by, or under common control with, such person) with whom such agreement was entered into (regardless of when such consummation occurs if AXENT has entered into such an agreement within such nine-month period), and (ii) such payment shall be made promptly, but in no event later than two days after the consummation of such AXENT Acquisition (regardless of when such consummation occurs if AXENT has entered into such an agreement within such nine-month period) in immediately available funds. AXENT acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Symantec would not enter into this Agreement; accordingly, if AXENT fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b) , and, in order to obtain such payment, Symantec makes a claim that results in a judgment against AXENT for the amounts set forth in this Section 8.3(b), AXENT shall pay to Symantec its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.3(b) shall be credited toward any damages payable by AXENT in the event of breach of this Agreement.

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     For the purposes of this Agreement "AXENT Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving AXENT pursuant to which the stockholders of AXENT immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by AXENT of assets representing in excess of 50% of the aggregate fair market value of AXENT's business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by AXENT), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of AXENT.

     8.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Symantec and AXENT.

     8.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Symantec, Merger Sub and AXENT at any time prior to the Effective Time; provided, however, that after approval of this Agreement by the stockholders of AXENT, no such amendment or modification shall change the amount or form of the consideration to be received by AXENT's stockholders in the Merger.

     9.2 Waiver of Compliance; Consents. Any failure of Symantec or Merger Sub, on the one hand, or AXENT, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by AXENT (with respect to any failure by Symantec or Merger Sub) or Symantec or Merger Sub (with respect to any failure by AXENT), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.2.

     9.3 Survival; Investigations. The respective representations and warranties of Symantec, Merger Sub and AXENT contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto and shall not survive the Effective Time.

     9.4 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally by overnight courier or similar means or sent by facsimile with written confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice. Any such notice shall be effective upon receipt, if personally delivered or on the next business day

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

following transmittal if sent by confirmed facsimile. Notices, including oral notices, shall be delivered as follows:

        (a)  if to AXENT, to:  2400 Research Boulevard
                               Suite 200
                               Rockville, Maryland 20850
                               Telephone: (301) 258-5043
                               Facsimile: (301) 670-3584
                               Attention: Chief Financial Officer

              with a copy to:  Shaw Pittman
                               1676 International Drive
                               McLean, Virginia 22102
                               Telephone: (703) 790-7900
                               Facsimile: (703) 790-7901
                               Attention: Craig E. Chason, Esq.

           if to Symantec, or  20330 Stevens Creek Boulevard
              Merger Sub, to:  Cupertino, California 95014-2132
                               Telephone: (408) 253-9600
                               Facsimile: (408) 253-3968
                               Attention: Art Courville, General Counsel

              with a copy to:  Heller Ehrman White & McAuliffe LLP
                               525 University Avenue
                               Palo Alto, California 94301
                               Telephone: (650) 324-7000
                               Facsimile: (650) 324-0638
                               Attention: Richard A. Peers, Esq.

     9.5 Assignment; Third Party Beneficiaries. Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or remedies upon any Person other than the parties hereto and, with respect only to Section 5.8, the Indemnified Parties.

     9.6 Governing Law. This Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflicts of laws. Courts within the state of Delaware will have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this agreement and the agreements, instruments and documents contemplated hereby. The parties consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereby waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party's property is immune from any legal process issued by such courts or (iii) any litigation commenced in such courts is brought in an inconvenient forum.

     9.7 Waiver of Jury Trial. EACH OF SYMANTEC, MERGER SUB AND AXENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SYMANTEC, MERGER SUB OR AXENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

     9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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

     9.9 Severability. In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party hereto, it shall be adjusted if possible to effect the intent of the parties. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

     9.10 Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. The word "including" shall be deemed to mean "including without limitation."

     9.11 Entire Agreement. This Agreement and the Confidentiality Agreement including the exhibits hereto and the documents and instruments referred to herein (including the AXENT Disclosure Statement and the Symantec Disclosure Statement), embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

     9.12 Definition of "law". When used in this Agreement "law" refers to any applicable law (whether civil, criminal or administrative) including, without limitation, common law, statute, statutory instrument, treaty, regulation, directive, decision, code, order, decree, injunction, resolution or judgment of any government, quasi-government, supranational, federal, state or local government, statutory or regulatory body, court, or agency.

     9.13 Rules of Construction. Each party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the party drafting the agreement.

                            [EXECUTION PAGE FOLLOWS]

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     IN WITNESS WHEREOF, Symantec, Merger Sub and AXENT have caused this
Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                        SYMANTEC CORPORATION

                                        By: /s/ John W. Thompson
                                           -------------------------------------

                                        Name: John W. Thompson
                                            ------------------------------------

                                        Title: President and Chief Executive
                                               Officer
                                            ------------------------------------

                                        APACHE ACQUISITION CORP.

                                        By: /s/ John W. Thompson
                                           -------------------------------------

                                        Name: John W. Thompson
                                            ------------------------------------

                                        Title: President
                                            ------------------------------------

                                        AXENT TECHNOLOGIES, INC.

                                        By: /s/ John C. Becker
                                           -------------------------------------

                                        Name: John C. Becker
                                            ------------------------------------

                                        Title: Chief Executive Officer
                                            ------------------------------------

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